TABLE OF CONTENTS
Table of Contents
UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934 (Amendment No.          )

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☒	Definitive Proxy Statement
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☐	Soliciting Material under §240.14a-12

INTERMOLECULAR, INC.
(Name of Registrant as Specified In Its Charter)
(Name of Person(s) Filing Proxy Statement, if other than the Registrant)
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April 16, 2013

Dear Fellow Stockholders:
We are pleased to invite you to our 2013 Annual Meeting of Stockholders, which will take place on Wednesday, May 29, 2013 at 9:00 a.m., Pacific Time, at the offices of Latham & Watkins LLP, 140 Scott Drive, Menlo Park, California 94025. Annual meetings play an important role in maintaining communications and understanding among our management, board of directors and stockholders, and we hope you will join us.
On the pages following this letter you will find the Notice of Annual Meeting of Stockholders, which lists the items of business to be considered at the Annual Meeting, and the proxy statement, which describes the items of business listed in the notice and provides other information you may find useful in deciding how to vote.
For our Annual Meeting, we have elected to use the Internet as our primary means of providing our proxy materials to stockholders. Consequently, most stockholders will not receive paper copies of our proxy materials. We will instead send to our stockholders a Notice of Internet Availability of Proxy Materials. The Notice of Internet Availability of Proxy Materials contains instructions on how to access our proxy statement and our 2012 Annual Report to Stockholders, which contains, among other things, our 2012 audited consolidated financial statements, and instructions on how you can vote using the Internet. The Notice of Internet Availability of Proxy Materials also includes instructions on how you can request and receive, free of charge, a printed copy of our proxy materials, including our 2012 Annual Report, notice of our Annual Meeting, our proxy statement and a proxy card. All stockholders who do not receive a Notice of Internet Availability of Proxy Materials will receive a paper copy of the proxy materials, including our 2012 Annual Report, by mail. The electronic delivery of our proxy materials will reduce our printing and mailing costs and minimize the environmental impact of the proxy materials.
If you are a stockholder of record, please follow the instructions on the Notice of Internet Availability of Proxy Materials to vote on the matters to be considered at the Annual Meeting if you do not plan to attend in person. If you received a printed copy of our proxy materials, to vote, simply complete, sign and date your proxy card and mail it in the enclosed postage-paid envelope. If your shares are held in "street name" — that is, held for your account by a bank, brokerage firm or other intermediary — you should obtain instructions from the bank, brokerage firm or other intermediary that you must follow for your shares to be voted.
The ability to have your vote counted at the Annual Meeting is an important stockholder right. Regardless of the number of shares you hold, and whether or not you plan to attend the Annual Meeting, we hope that you will promptly cast your vote.
Thank you for your ongoing support and continued interest in Intermolecular.
Sincerely,
/s/ David E. Lazovsky
DAVID E. LAZOVSKY
President and Chief Executive Officer

INTERMOLECULAR, INC.
NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
To be Held on Wednesday, May 29, 2013
Notice is hereby given that the 2013 Annual Meeting of Stockholders will be held at the offices of Latham & Watkins LLP, 140 Scott Drive, Menlo Park, California 94025, on Wednesday, May 29, 2013 at 9:00 a.m., Pacific Time, for the following purposes:
1.     To elect the two nominees identified in the attached proxy statement as members of our board of directors to serve as Class II directors for a term of three years;
2.    To approve, on a non-binding, advisory basis, the compensation of our named executive officers as described in the attached proxy statement;
3.     To ratify the appointment of KPMG LLP as our independent registered public accounting firm for the year ending December 31, 2013; and
4.     To transact other business, if any, that may properly come before the Annual Meeting or any adjournment of the Annual Meeting.
Stockholders of record at the close of business on Tuesday, April 2, 2013 are entitled to receive this notice of our Annual Meeting and to vote at the Annual Meeting and at any adjournments of the meeting.
The foregoing items of business are more fully described in the proxy statement accompanying this Notice. This Notice of Annual Meeting, our 2012 Annual Report and our proxy statement and form of proxy are first being made available to stockholders on or about April 16, 2013.
Your vote is important. Whether or not you plan to attend the Annual Meeting, please vote by telephone or Internet by following the voting procedures described in the Notice of Internet Availability of Proxy Materials or, if you received printed proxy materials and wish to vote by mail, by promptly completing, dating and signing the enclosed proxy card and returning it in the accompanying envelope. If you mail the proxy card in the United States, postage is prepaid. You may revoke your proxy if you decide to attend the Annual Meeting and wish to vote your shares in person.

By Order of the Board of Directors
/s/ Sandeep Jaggi
SANDEEP JAGGI

General Counsel, Senior Vice President of
Intellectual Property and Corporate Secretary

April 16, 2013

INTERMOLECULAR, INC.
3011 N. First Street
San Jose, California 95134

PROXY STATEMENT
For our Annual Meeting of Stockholders to be held on May 29, 2013
Intermolecular, Inc., a Delaware corporation (which is referred to as "we," "us," "the company" or "Intermolecular" in this proxy statement), is sending you this proxy statement and proxy card in connection with the solicitation of proxies by our company's board of directors for use at our 2013 Annual Meeting of Stockholders, which will be held on Wednesday, May 29, 2013 at 9:00 a.m., Pacific Time, at the offices of Latham & Watkins LLP, 140 Scott Drive, Menlo Park, California 94025. If the Annual Meeting is adjourned for any reason, then the proxies may be used at any adjournments of the Annual Meeting. You may obtain directions to the location of the Annual Meeting by viewing them on our website, ir.intermolecular.com, or by contacting Investor Relations at the contact information listed below.
This Notice of Annual Meeting, this proxy statement, the enclosed proxy card and our 2012 Annual Report to Stockholders are first being made available to our stockholders on or about April 16, 2013.
Important Notice Regarding the Availability of Proxy Materials for the 2013 Annual
Meeting of Stockholders to be Held on May 29, 2013:
This proxy statement and the 2012 Annual Report are available for viewing, printing and downloading at www.proxyvote.com.
Our 2012 Annual Report is available on the "Investors" section of our website at www.intermolecular.com. Alternatively, if you would like us to send you a copy of our Annual Report, without charge, please contact:
Intermolecular, Inc.
3011 N. First Street
San Jose, California 95134
Attention: Investor Relations
If you would like us to send you a copy of the exhibits listed on the exhibit index of the 2012 Annual Report, we will do so upon your payment of our reasonable expenses for furnishing a requested exhibit.
Certain documents referenced in this proxy statement are available on our website at www.intermolecular.com. We are not including the information contained on our website, or any information that may be accessed by links on our website, as part of, or incorporating it by reference into, this proxy statement.

INFORMATION ABOUT THE ANNUAL MEETING AND VOTING
What is the purpose of the Annual Meeting?
At the 2013 Annual Meeting of Stockholders, stockholders will consider and vote on the following matters:

•	The election of the two nominees identified in this proxy statement as members of our board of directors to serve as Class II directors for a term of three years;

•	The approval, on a non-binding, advisory basis, of the compensation of our named executive officers as described in this proxy statement (a "say-on-pay" vote);

•	The ratification of the appointment of KPMG LLP as our independent registered public accounting firm for the year ending December 31, 2013; and

•	The transaction of other business, if any, that may properly come before the Annual Meeting or any adjournment of the meeting.

Who is entitled to vote?

To be able to vote on the above matters, you must have been a stockholder of record at the close of business on April 2, 2013, the record date for the Annual Meeting. The aggregate number of shares entitled to vote at this meeting is 44,621,851 shares of our common stock, which is the number of shares that were issued and outstanding as of the record date.
How many votes do I have?
Each share of our common stock that you owned on the record date entitles you to one vote on each matter that is voted on at the Annual Meeting.
Is my vote important?
Your vote is important regardless of how many shares you own. Please take the time to read the instructions below and vote. Choose the method of voting that is easiest and most convenient for you and, if you vote by mail, please cast your vote as soon as possible.
How may I vote?
Stockholder of Record (Shares Registered in Your Name):    If you are a stockholder of record, which means that your shares are registered in your own name, not in "street name" by a bank, brokerage firm or other intermediary, then you can vote in one of the following four ways:

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You may vote via the Internet or by phone.  To vote via the Internet or by phone, follow the instructions provided in the Notice of Internet Availability of Proxy Materials. If you vote by telephone or via the Internet, you do not need to return a proxy card by mail. Internet and telephone voting are available 24 hours a day. Votes submitted by telephone or through the Internet must be received by 11:59 p.m. Eastern Time on May 28, 2013.

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You may vote by mail.  If you have received printed proxy materials by mail and would like to vote by mail, you need to complete, date and sign the proxy card that accompanies this proxy statement and promptly mail it to Broadridge Financial Solutions, Inc. in the enclosed postage-paid envelope so that it is received prior to the Annual Meeting. You do not need to put a stamp on the enclosed envelope if you mail it from within the United States. The persons named in the proxy card will vote the shares you own in accordance with your instructions on the proxy card you mail. If you return the proxy card, but do not give any instructions on a particular matter to be voted on at the Annual Meeting, the persons named in the proxy card will vote the shares you own in accordance with the recommendations of our board of directors. Our board of directors recommends that you vote FOR each of proposals 1, 2 and 3. Broadridge Financial Solutions, Inc. must receive your proxy card no later than May 28, 2013, the day before the Annual Meeting, for your proxy and your vote to be counted.

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You may vote in person.  If you plan to attend the Annual Meeting, you may vote by delivering your completed proxy card in person or by completing and submitting a ballot, which will be provided at the meeting.

Beneficial Owner (Shares Held in "Street Name"):    If the shares you own are held in "street name" by a bank, brokerage firm or other intermediary, then your bank, brokerage firm or other intermediary, as the record holder of your shares, is required to vote your shares according to your instructions. In order to vote your shares, you will need to follow the instructions your bank, brokerage firm or other intermediary provides you. Many banks, brokerage firms and other intermediaries also offer the option of voting over the Internet or by telephone, instructions for which would be provided by your bank, brokerage firm or other intermediary.
Brokers are subject to New York Stock Exchange, or NYSE, rules. NYSE rules direct that, if you are the beneficial owner of shares held in "street name" by a broker, the broker, as the record holder of the shares, is required to vote those shares in accordance with your instructions. If you do not give instructions to your broker, the broker will be able to vote your shares with respect to certain "discretionary" items, but will not be allowed to vote your shares with respect to certain "non-discretionary" items and your shares will be treated as "broker non-votes." "Broker non-votes" are shares that are held in "street name" by a bank, brokerage firm or other intermediary that indicates on its proxy that it does not have discretionary authority to vote on a particular matter.
Under the NYSE rules, which affect us because they apply to brokers who hold shares of our common stock, the proposal to elect the two nominees to serve as Class II directors and the say-on-pay vote are non-discretionary items, which means that if you do not give instructions to your broker, your broker will not be able to vote your shares in its discretion on these proposals and your shares will be treated as "broker non-votes." We urge you to provide voting instructions to your broker so that your votes may be counted.

The proposal to ratify the appointment of KPMG LLP as our independent registered public accounting firm for the year ending December 31, 2013 is a discretionary item under NYSE rules. Accordingly, your bank, brokerage firm or other intermediary may exercise its discretionary authority with respect to this proposal if you do not provide voting instructions.
If you wish to attend the Annual Meeting to personally vote your shares held in "street name," you will need to obtain a proxy card from the holder of record (i.e., your bank, brokerage firm or other intermediary).
May I change my vote after I have mailed my proxy card?
Yes. If you are a stockholder of record, you may change your vote and revoke your earlier proxy at any time before it is exercised by taking one of the following actions:

•	signing and returning another proxy card with a later date;

•	giving our corporate secretary a written notice that you want to revoke your proxy; or

•	attending the meeting, notifying our corporate secretary that you are present and then voting in person.
Your attendance at the meeting alone will not revoke your proxy.
If you own shares in "street name," your bank, brokerage firm or other intermediary should provide you with appropriate instructions for changing your vote.
What constitutes a quorum?
In order for business to be conducted at the Annual Meeting, our bylaws require that a quorum must be present. A quorum consists of the holders of a majority of the shares of our common stock issued and outstanding and entitled to vote at the meeting, that is, at least 22,310,926 shares.
Shares of our common stock present in person or represented by proxy (including shares that reflect abstentions, "broker non-votes" and votes withheld for director nominees) will be counted for the purpose of determining whether a quorum exists.
If a quorum is not present, the Annual Meeting will be adjourned until a quorum is obtained.
What vote is required for each item?
Election of Directors (Proposal 1):    The two director nominees identified in this proxy statement receiving a plurality, or the highest number, of votes cast at the Annual Meeting, regardless of whether that number represents a majority of the votes cast, will be elected. Neither abstentions nor broker non-votes will be counted in determining which nominees have received a plurality of votes cast since neither represents votes cast for or against a candidate.
Advisory Say-on-Pay Vote (Proposal 2):    The affirmative vote of a majority of the votes cast by the holders of all of the shares of our common stock present or represented at the Annual Meeting and voting affirmatively or negatively on this proposal is needed to approve, on an advisory basis, the compensation of our named executive officers, as set forth in this proxy statement. Neither abstentions nor broker non-votes will have an effect on the outcome of this proposal because approval of this proposal is based solely on the number of votes cast affirmatively or negatively. Although the outcome of this say-on-pay vote is non-binding and advisory, the compensation committee of the board of directors will review and consider the outcome of this vote when making future compensation decisions for our named executive officers.
Ratification of the Appointment of KPMG LLP (Proposal 3):    The affirmative vote of a majority of the votes cast by the holders of all of the shares of our common stock present or represented at the Annual Meeting and voting affirmatively or negatively on the proposal is needed to ratify the appointment of KPMG LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2013. Neither abstentions nor broker non-votes will have an effect on the outcome of this proposal because approval of this proposal is based solely on the number of votes cast affirmatively or negatively.
How will votes be counted?
Each share of common stock voted at the Annual Meeting will be counted as one vote. Shares will not be voted in favor of a matter, and will not be counted as voting on a particular matter, if either (1) the holder of the shares withholds authority in the proxy card to vote for a particular director nominee or nominees or abstains from voting on a particular matter or (2) the shares constitute "broker non-votes."
Who will count the votes?
Broadridge Financial Solutions, Inc. will count, tabulate and certify the votes. A representative of Broadridge will serve as the inspector of elections at the Annual Meeting.

How does the board of directors recommend that I vote on the proposals?
Our board of directors recommends that you vote:

•	FOR Proposal 1—to elect the two nominees identified in this proxy statement as Class II directors;

•	FOR Proposal 2—to approve, on a non-binding, advisory basis, the compensation of our named executive officers as described in this proxy statement; and

•	FOR Proposal 3—to ratify the appointment of KPMG LLP as our independent registered public accounting firm for the year ending December 31, 2013.
Will any other business be conducted at the Annual Meeting or will other matters be voted on?
We are not aware of any other business to be conducted or matters to be voted on at the Annual Meeting. If any other matter properly comes before the meeting, the persons named in the proxy card that accompanies this proxy statement will exercise their judgment in deciding how to vote, or otherwise act, at the meeting with respect to that matter or proposal with respect to the shares they have authority to vote.
Where can I find the voting results?
We will report the voting results from the Annual Meeting in a Current Report on Form 8-K, which we expect to file with the Securities and Exchange Commission, or the SEC, within four business days after the Annual Meeting.
May I recommend a candidate for Intermolecular's board of directors?
Yes. Stockholders may recommend director candidates for consideration by the nominating and corporate governance committee of our board of directors by sending a written notice to our corporate secretary at the address under "How and when may I submit a stockholder proposal for the 2014 annual meeting?" below. If a stockholder would like a candidate to be considered for inclusion in the proxy statement for our 2014 annual meeting, the stockholder must follow the procedures for stockholder proposals outlined immediately below under "How and when may I submit a stockholder proposal for the 2014 annual meeting?" You can find more detailed information on our process for selecting board members and our criteria for board nominees in "BOARD OF DIRECTORS, CORPORATE GOVERNANCE AND RELATED MATTERS—Director Nomination Process" below and in the Corporate Governance Guidelines posted on the "Investors" section of our website, www.intermolecular.com.
Alternatively, our bylaws provide that stockholders may nominate director candidates for consideration at the 2014 annual meeting directly without approval of the nominating and corporate governance committee. In order to nominate candidates directly, stockholders must follow the procedures outlined in "How and when may I submit a stockholder proposal for the 2014 annual meeting?" immediately below.
How and when may I submit a stockholder proposal for the 2014 annual meeting?
If you are interested in submitting a proposal or information about a proposed director candidate for inclusion in the proxy statement for our 2014 annual meeting, you must follow the procedures outlined in Rule 14a-8 of the Securities Exchange Act of 1934, as amended, or the Exchange Act. To be eligible for inclusion in the proxy statement, we must receive your stockholder proposal or information about your proposed director candidate at the address noted below no later than December 17, 2013.
If you wish to present a proposal or a proposed director candidate at the 2014 annual meeting, but do not wish to have the proposal or director candidate considered for inclusion in the proxy statement and proxy card, you must also give written notice to our corporate secretary at the address noted below. We must receive this required notice by February 28, 2014, but no sooner than January 29, 2014. However, if the 2014 annual meeting is held before April 29, 2014 or after July 28, 2014, then we must receive the required notice of a proposal or proposed director candidate no earlier than the 120th day prior to the 2014 annual meeting and no later than the close of business on the later of (1) the 90th day prior to the 2014 annual meeting and (2) the 10th day following the date on which notice of the date of the 2014 annual meeting was mailed or public disclosure was made, whichever occurs first.
Any proposals, notices or information about proposed director candidates should be sent to:
Intermolecular, Inc.
3011 N. First Street
San Jose, California 95134
Attention: Corporate Secretary

Who bears the costs of soliciting these proxies?
We will bear the costs of soliciting proxies. We are soliciting proxies for the Annual Meeting by mailing this proxy statement and accompanying materials to our stockholders. We are also soliciting proxies in the following ways:

•	Our directors, officers and employees may, without additional pay, solicit proxies by telephone, facsimile, email and personal interviews.

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We will request brokerage houses, custodians, nominees and fiduciaries to forward copies of the proxy materials to the persons for whom they hold shares and request instructions for voting the proxies. We will reimburse the brokerage houses and other persons for their reasonable expenses in connection with this distribution.

Who should I contact if I have any questions?
If you have any questions about the Annual Meeting or your ownership of our common stock, please contact Investor Relations at the contact information identified on page 1 of this proxy statement.
What is "householding" and how may I receive my own separate copy of the proxy statement or annual report?
The SEC has adopted rules that permit companies and intermediaries (such as banks and brokers) to satisfy the delivery requirements for proxy statements and annual reports with respect to two or more stockholders sharing the same address by delivering a single proxy statement addressed to those stockholders. This process, which is commonly referred to as "householding," potentially means extra convenience for stockholders and cost savings for companies.
At the present time, Intermolecular does not "household" for any of our stockholders of record. However, if you hold shares of common stock in street name, your bank, broker or other nominee may be householding our proxy materials this year. Once you have received notice from your bank, broker or other nominee that it will be householding communications to your address, householding will continue until you are notified otherwise or until you revoke your consent. A single proxy statement will be delivered to multiple stockholders sharing an address unless contrary instructions have been received from the affected stockholders. If you only received a single set of proxy materials and would like to receive a separate set of materials, direct your written request to Broadridge Financial Solutions, at Broadridge Householding Department, 51 Mercedes Way, Edgewood, New York, 11717, or by telephone at 1-800-542-1061 and an additional set of materials will promptly be delivered to you. If, at any time, you no longer wish to participate in householding and would prefer to receive a separate proxy statement and annual report in the future, please notify your bank, broker or other nominee. Stockholders who currently receive multiple copies of the proxy statement at their address and would like to request householding of their communications in the future should contact their bank or broker.

BOARD OF DIRECTORS, CORPORATE GOVERNANCE AND RELATED MATTERS
Our Board of Directors
In accordance with the terms of our certificate of incorporation and bylaws, our board of directors is divided into three classes, each of which consists, as nearly as possible, of one-third of the total number of directors constituting our entire board of directors and each of whose members serve for staggered three year terms. As a result, only one class of our board of directors is elected each year. The members of the classes are divided as follows:

•	the Class I directors are Marvin D. Burkett and John L. Walecka, and their terms expire at the conclusion of the annual meeting of stockholders to be held in 2015;

•	the Class II directors are Irwin Federman and David E. Lazovsky, and their terms expire at the conclusion of this Annual Meeting; and

•	the Class III directors are Thomas R. Baruch, Bruce M. McWilliams and George M. Scalise, and their terms expire at the conclusion of the annual meeting of stockholders to be held in 2014.
Upon the expiration of the term of a class of directors, directors in that class are eligible to be elected for a new three-year term at the annual meeting of stockholders in the year in which their term expires.
Below is information about each member of our board of directors, including nominees for election as Class II directors. This information includes each director's age as of March 31, 2013 and length of service as a director of Intermolecular, his principal occupation and business experience for at least the past five years and the names of other publicly held companies of which he has served as a director during at least the past five years.
In addition to the information presented below regarding each director's specific experience, qualifications, attributes and skills that led our board of directors to the conclusion that he should serve as a director, we also believe that each of our directors has a reputation for integrity, honesty and adherence to high ethical standards. They each have demonstrated business acumen and an ability to exercise sound judgment, as well as a commitment to service.
There are no family relationships among any of our directors, nominees for director and executive officers.
Directors Whose Terms Expire in 2015 (Class I Directors)
Marvin D. Burkett, age 70, has served as a member of our board of directors since June 2011. A 40-year veteran of the semiconductor industry, Mr. Burkett brings to our board of directors years of experience with global semiconductor and personal computing companies, as well as in-depth knowledge of public company financial and accounting principles. Mr. Burkett served as Senior Advisor to NVIDIA Corporation (NVIDIA) from February 2009 until January 2011. Previously, he began at NVIDIA in August 2002 and served as its Chief Financial Officer and Chief Accounting Officer from September 2002 to February 2009. Prior to NVIDIA, Mr. Burkett served as the Chief Financial Officer of Arcot Systems, Inc., and also as its Financial Consultant from February 2000 to September 2002. Mr. Burkett also served as an Executive Vice President and Chief Financial Officer of Packard Bell NEC (PBNEC) from 1998 to 1999. Prior to PBNEC, he spent 26 years at AMD from 1972 to 1998, where he served in a variety of positions, including Chief Financial Officer, Senior Vice President, Chief Administrative Officer and Corporate Controller. Mr. Burkett also worked in the Semiconductor Division of Raytheon Company. Mr. Burkett has served as a member of the board of directors and the chairman of the audit committee for G2 Holdings Corporation since January 2011. Mr. Burkett has also served as a member of the board of directors of Entegris, Inc. since May 2010 and Audience, Inc. since September 2010, serving as the chairman of the audit committee and a member of the compensation committee for each company. Mr. Burkett previously served as a member of the board of directors and chairman of the audit committee of NetLogic Microsystems, Inc. Mr. Burkett holds an MBA and a B.S. in applied mathematics and business administration from the University of Arizona.
 John L. Walecka, age 53, has served as a member of our board of directors since January 2005. Mr. Walecka is a founding partner and has served as a general partner of Redpoint Ventures since its founding in 1999, and brings to our board of directors the extensive experience he has gained working closely with entrepreneurs to build industry-leading companies in emerging clean tech and technology sectors. Prior to founding Redpoint, he was a general partner with Brentwood Venture Capital from 1984 to 1999. Mr. Walecka serves as a member of the boards of directors of Avnera Corporation, Envia Systems, Inc., Quantifind, Inc. and Datameer Inc. Mr. Walecka also works with software infrastructure and security products for the enterprise market as well as enabling products for the cable, consumer and broadband markets. Mr. Walecka previously served as a member of the board of directors and audit committee for Fortinet, Inc., Information Technology, Inc. and a member of the board of directors of Vertical Up-Kicker, Inc. Mr. Walecka also served as director of the Western Association of Venture Capitalists and is currently a director of the Stanford Business School Venture Capital Trust and an advisor to the Stanford Engineering School. Earlier in his career, he worked for Hewlett Packard Corporation and the Stanford University Smart Product Design Laboratory. He holds B.S. and M.S. degrees in engineering from Stanford, and an MBA from Stanford's Graduate School of Business.
Directors Nominees for Terms Expiring in 2016 (Class II Directors)
 Irwin Federman, age 77, has served as a member of our board of directors since June 2005. Mr. Federman brings to our board of directors an extensive knowledge of the semiconductor industry as well as public company governance experience. Mr. Federman has been a managing member at U.S. Venture Partners, a venture capital firm, since April 1990. Mr. Federman was President and Chief Executive Officer of Monolithic Memories, Inc., a semiconductor company, from 1979 to 1987. Mr. Federman also serves on the board of directors for each of SanDisk Corporation, a supplier of flash memory integrated circuits and systems, Check Point Software Technologies Ltd., a security software company, and Mellanox Technologies, Ltd., supplier of interconnect integrated circuits and systems. Mr. Federman also serves on the board of directors of various private corporations. Mr. Federman holds a B.S. in Economics from Brooklyn College and was awarded an Honorary Doctorate of Engineering from Santa Clara University.
David E. Lazovsky, age 41, is our founder and has served as our President and Chief Executive Officer and as a member of our board of directors since September 2004. Mr. Lazovsky brings an in-depth knowledge of semiconductor manufacturing operations and our business and operations to our board of directors. He previously held several senior management positions at Applied Materials Inc. (Applied Materials). From 1996 through August 2004, Mr. Lazovsky held management positions in the Metal Deposition and Thin Films Product Business Group where he was responsible for managing more than $1 billion in Applied Materials' semiconductor manufacturing equipment business. From 2003 until 2004, Mr. Lazovsky managed key strategic accounts in Business Management where he worked closely with leading integrated circuit manufacturers to ensure Applied Materials was developing and providing cutting-edge technology solutions. From 2002 until 2003, Mr. Lazovsky served as the Technology Program Manager for the Endura 2 Platform, Applied Materials' flagship 300mm metallization platform. From 2000 until 2002, Mr. Lazovsky served as Director of Business Management for the European region in the Metal Deposition Product Business Group. Previously, Mr. Lazovsky served as a Business Manager from 1997 to 2000, Account Product Manager from 1996 to 1997 and Total Product Support Engineer from 1995 to 1996. Mr. Lazovsky holds a B.S. in mechanical engineering from Ohio University and, as of March 31, 2013, held 34 pending or issued U.S. patents.
Director Whose Terms Expire in 2014 (Class III Directors)
 Thomas R. Baruch, age 74, has served as a member of our board of directors since November 2004. Mr. Baruch is the founder of CMEA Ventures, a venture capital firm that was established in 1989 as an affiliated fund of New Enterprise Associates. Mr. Baruch was also a partner emeritus of CMEA Ventures from 1989 until 2010. Mr. Baruch brings to our board of directors an extensive knowledge of the clean technology industry and experience he has gained working closely with entrepreneurs to build industry-leading companies in the clean-energy industry, as well as years of public company governance experience. Mr. Baruch currently works with various clean technology companies, including serving as a member of the board of directors for FORO Energy, a company developing a new hybrid thermal mechanical drilling technology for geothermal energy wells, as the Chairman of the board of directors of Cnano Technology Limited, a nanomaterial company that manufactures and develops carbon nanotubes for advanced energy and other applications, and as a member of the board of directors of Wildcat Discovery Technologies, Inc., a company focused on the discovery of advanced materials for clean-energy technology applications. In addition, Mr. Baruch is currently on the board of directors of Codexis, Inc., where he serves on the compensation committee of the board of directors. Before starting CMEA Ventures, Mr. Baruch was a founder and Chief Executive Officer of Microwave Technology, Inc., a supplier of gallium arsenide integrated circuits. Prior to his employment with Microwave Technology, Inc., Mr. Baruch managed a dedicated venture fund at Exxon Corporation, and was president of the Exxon Materials Division. Earlier in his career, Mr. Baruch worked as a patent attorney and remains a registered patent attorney. He is also both a member of the Executive Committee of the Council of Competitiveness and a member of the Steering Committee of the ESIS Initiative (Energy, Security, Innovation and Sustainability) of the Council of Competitiveness. Mr. Baruch is a member of the board of trustees of Rensselaer Polytechnic Institute, the National Advisory Council on Innovation and Entrepreneurship and the Sierra Club Climate Recovery Cabinet. Mr. Baruch holds a B.S. in engineering from Rensselaer Polytechnic Institute and a J.D. from Capital University.
Bruce M. McWilliams, age 56, has served as a member of our board of directors since March 2005. Dr. McWilliams brings to our board of directors broad experience in the electronics manufacturing and clean technology sectors as well as extensive management experience. Dr. McWilliams has served as Chief Executive Officer of SuVolta, Inc., a developer of low-power, high-performance integrated circuit technology, since June 2009. Dr. McWilliams also served as a director of Tessera Technologies, Inc. from 1999 to January 2011, where he previously served as its Chief Executive Officer from June 1999 to September 2008 and Chief Strategic Officer from September 2008 to March 2009. Dr. McWilliams also founded and served as Chief Executive Officer of SVision LLC, a silicon chip-based display company, from 1996 to 1999. His management experience also includes serving as Senior Vice President at Flextronics International, or Flextronics, from 1995 to 1996, a position he assumed upon Flextronics' acquisition of nCHIP, Inc., a multi-chip module packaging company that he co-founded and led as Chief Executive Officer from 1989 to 1995. He currently serves as a member of the board of directors and audit committee for Inphi Corporation, a semiconductor packaging company, and as a member of the board of directors of NovaTorque, Inc., a magnet motor design company. Dr. McWilliams is also a trustee of Carnegie Mellon University and a member of its advisory boards for Physics and Human and Computer Interaction. He previously served on the board of directors of REEL Solar, Inc., a solar heating technology company, from 2009 until December 2011. He holds B.S., M.S. and Ph.D. degrees in physics from Carnegie Mellon University.
George M. Scalise, age 78, has served as a member of our board of directors since December 2004. Mr. Scalise brings to our board of directors extensive knowledge of the semiconductor industry and market analysis. Mr. Scalise served as President of the Semiconductor Industry Association, or SIA, an association of semiconductor manufacturers and suppliers, from June 1997 to December 2010. Mr. Scalise previously worked at Apple Computer, Inc., where he served as Executive Vice President and Chief Administrative Officer from March 1996 to June 1997, and has also held executive management positions at National Semiconductor Corporation, Maxtor Corporation, AMD, Fairchild Semiconductor Corporation and Motorola Semiconductor. Mr. Scalise was Chairman of the Board of the Federal Reserve Bank of San Francisco from May 2003 to December 2005, and also served on President George W. Bush's Council of Advisors on Science and Technology from 2001 to 2008. He currently serves on the boards of directors of ATMI, Inc. and Cadence Design Systems, Inc., and also serves as a member of the compensation and nominating and corporate governance committees for Cadence and audit, technology and nominating and corporate governance committees of ATMI, Inc. He served on the California Council on Science and Technology and was a member of the Joint High-Level Advisory Panel of the United States-Israel Science and Technology Commission, and chaired the Secretary of Energy Advisory Board at the US Department of Energy. Mr. Scalise holds a B.S. in mechanical engineering from Purdue University.

Director Independence
Under Rule 5605(b)(1) of the Nasdaq Marketplace Rules, independent directors must comprise a majority of a listed company's board of directors. In addition, Nasdaq Marketplace Rules require that, subject to specified exceptions, each member of a listed company's audit, compensation and nominating and governance committees be independent. Audit committee members must also satisfy the independence criteria set forth in Rule 10A-3 under the Securities Exchange Act of 1934, as amended. Under Nasdaq Marketplace Rule 5605(a)(2), a director will only qualify as an "independent director" if, in the opinion of that company's board of directors, that person does not have a relationship that would interfere with the exercise of independent judgment in carrying out the responsibilities of a director. To be considered independent for purposes of Rule 10A-3, a member of an audit committee of a listed company may not, other than in his or her capacity as a member of the audit committee, the board of directors, or any other board committee: (1) accept, directly or indirectly, any consulting, advisory, or other compensatory fee from the listed company or any of its subsidiaries; or (2) be an affiliated person of the listed company or any of its subsidiaries.
On February 27, 2013, our board of directors undertook a review of its composition, the composition of its committees and the independence of each director. Based upon information requested from and provided by each director concerning his background, employment and affiliations, including family relationships, our board of directors has determined that none of Messrs. Baruch, Burkett, Federman, Scalise and Walecka or Dr. McWilliams, representing six of our seven existing directors, has a relationship that would interfere with the exercise of independent judgment in carrying out the responsibilities of a director and that each of these directors is "independent" as that term is defined under the Nasdaq Marketplace Rules. Our board of directors also determined that Messrs. Burkett and Scalise and Dr. McWilliams, who comprise our audit committee, Messrs. Baruch, Federman and Walecka, who comprise our compensation committee, and Messrs. Baruch and Scalise and Dr. McWilliams, who comprise our nominating and corporate governance committee, satisfy the independence standards for those committees established by applicable SEC rules and the Nasdaq Marketplace Rules. In making this determination, our board of directors considered the relationships that each non-employee director has with our company and all other facts and circumstances our board of directors deemed relevant in determining their independence, including the beneficial ownership of our capital stock by each non-employee director. Mr. Lazovsky is not considered independent because he is an employee of Intermolecular.
Board Leadership Structure and Risk Oversight
Our board of directors has separated the positions of chairman of the board and chief executive officer. Separating these positions allows our chief executive officer to focus on our day-to-day business, while allowing the chairman of the board to lead the board in its fundamental role of providing advice to and independent oversight of management. The board recognizes the time, effort and energy that the chief executive officer is required to devote to his position in the current business environment, as well as the commitment required to serve as chairman of the board, particularly as the board's oversight responsibilities continue to grow. While our bylaws and corporate governance guidelines do not require that our chairman and chief executive officer positions be separate, the board believes that having separate positions and having an independent outside director serve as chairman is the appropriate leadership structure for the company at this time and demonstrates our commitment to good corporate governance.
While our board is ultimately responsible for risk oversight, our board committees assist the board in fulfilling its oversight responsibilities in certain areas of risk. In particular, our audit committee focuses on financial risk, including internal controls. Our nominating and corporate governance committee focuses on the management of risks associated with independence of the board, potential conflicts of interest and corporate governance. Finally, our compensation committee assists the board in fulfilling its oversight responsibilities with respect to the management of risks arising from our compensation policies and programs.
Committees of our Board of Directors
Our board of directors has an audit committee, a compensation committee and a nominating and corporate governance committee. Each of these standing committees operates under a charter that has been approved by our board of directors. Current copies of each committee's charter are posted on the "Investors" section of our website, www.intermolecular.com. The composition and functioning of all of our committees comply with all applicable requirements of the Sarbanes-Oxley Act of 2002, the Nasdaq Marketplace Rules and SEC rules and regulations. The composition and responsibilities of each committee are described below. Members serve on these committees until their resignation or until otherwise determined by our board of directors.

Audit Committee
Our audit committee oversees our corporate accounting and financial reporting process. Among other matters, the audit committee: appoints the independent registered public accounting firm; evaluates the independent registered public accounting firm's qualifications, independence and performance; determines the engagement of the independent registered public accounting firm; reviews and approves the scope of the annual audit and the audit fee; discusses with management and the independent registered public accounting firm the results of the annual audit and the review of our quarterly consolidated financial statements; approves the retention of the independent registered public accounting firm to perform any proposed permissible non-audit services; monitors the rotation of partners of the independent registered public accounting firm on our engagement team as required by law; reviews our consolidated financial statements and our management's discussion and analysis of financial condition and results of operations to be included in our annual and quarterly reports to be filed with the SEC; reviews our critical accounting policies and estimates; and annually reviews the audit committee charter and the committee's performance, which is included below under "AUDIT-RELATED MATTERS—Audit Committee Report."
The current members of our audit committee are Messrs. Burkett and Scalise and Dr. McWilliams. Mr. Burkett serves as the chairman of the committee. All members of our audit committee meet the requirements for financial literacy under the applicable rules and regulations of the SEC and The Nasdaq Stock Market. Our board of directors has determined that Mr. Burkett is an audit committee financial expert as defined under the applicable rules of the SEC and has the requisite financial sophistication as defined under the applicable rules and regulations of The Nasdaq Stock Market. Each of the members of our audit committee qualifies as an independent director under the applicable rules and regulations of the SEC and The Nasdaq Stock Market relating to audit committee independence. The audit committee operates under a written charter that satisfies the applicable standards of the SEC and The Nasdaq Stock Market.
Our audit committee met eight times and did not act by written consent during 2012.
All audit and non-audit services, other than de minimis non-audit services, to be provided to us by our independent registered public accounting firm must be approved in advance by our audit committee. For more information regarding our audit committee, see "AUDIT-RELATED MATTERS" below.
Compensation Committee
Our compensation committee reviews and recommends policies relating to compensation and benefits of our officers and employees. The compensation committee reviews and approves corporate goals and objectives relevant to compensation of our chief executive officer and other executive officers, evaluates the performance of these officers in light of those goals and objectives, and sets the compensation of these officers based on such evaluations. The compensation committee also approves grants of stock options and other awards under our equity compensation plans. The compensation committee reviews and evaluates, at least annually, the performance of the compensation committee and its members, including compliance of the compensation committee with its charter, which is included below under "EXECUTIVE COMPENSATION-Compensation Committee Report."
The current members of our compensation committee are Messrs. Baruch, Federman and Walecka. Mr. Baruch serves as the chairman of the committee. Each of the members of our compensation committee is a non-employee, independent and outside director under the applicable rules and regulations of the SEC, The Nasdaq Stock Market and the Internal Revenue Code of 1986, as amended, respectively, relating to compensation committee independence. The compensation committee operates under a written charter.
Our compensation committee met six times and acted by written consent once during 2012.
Nominating and Corporate Governance Committee
The nominating and corporate governance committee is responsible for making recommendations to our board of directors regarding candidates for directorships and the size and composition of our board of directors and standing committees. In addition, the nominating and corporate governance committee is responsible for overseeing our corporate governance policies and reporting and making recommendations to our board of directors concerning governance matters.
The current members of our nominating and corporate governance committee are Messrs. Baruch and Scalise and Dr. McWilliams. Mr. Baruch serves as the chairman of the committee. Each of the members of our nominating and corporate governance committee is an independent director under the applicable rules and regulations of the SEC and The Nasdaq Stock Market relating to nominating and corporate governance committee independence. The nominating and corporate governance committee operates under a written charter.
Our nominating and corporate governance committee met two times and did not act by written consent during 2012.

The processes and procedures followed by our nominating and corporate governance committee in identifying and evaluating director candidates are described below under the heading "-Director Nomination Process."

Board Meetings and Attendance
Our board met seven times and acted by written consent one time during 2012. During 2012, each incumbent director, other than Mr. Walecka, attended at least 75% of the aggregate of the number of board meetings and the number of meetings held by all committees on which he then served. Mr. Walecka attended 69% of the aggregate of the meetings of the Board and of the committee on which he served.

Director Attendance at Annual Meeting
Members of our board, and nominees for director, are encouraged to attend our annual meetings of stockholders. Messrs. Burkett, Lazovsky and Scalise attended our 2012 annual meeting of stockholders.

Director Compensation
We maintain a non-employee director compensation program that is intended to fairly compensate our non-employee directors for the time and effort necessary to serve on our board of directors. In structuring compensation arrangements for non-employee directors, the compensation committee took into account our need to attract and retain high-quality directors by offering compensation packages competitive with those of companies of similar size, in similar industries or markets and at the same stage of maturity as our company.
In accordance with this program, our non-employee directors are entitled to receive annual cash retainers of $35,000. In addition, (i) non-employee directors who serve as chairs of the audit, compensation and nominating and corporate governance committees are entitled to receive additional annual cash retainers of $20,000, $10,000 and $7,500, respectively, (ii) non-employee directors who serve as non-chair members of the audit, compensation and nominating and corporate governance committees are entitled to receive additional annual cash retainers of $7,500, $5,000 and $2,500, respectively, and (iii) the Independent Chairman is entitled to receive an additional annual cash retainer of $20,000. All cash retainers are paid quarterly in arrears.
In addition, under this compensation program, a non-employee director receives an initial option to purchase 20,000 shares of our common stock when he or she joins our board of directors. Thereafter, a non-employee director will receive an option to purchase 10,000 shares of our common stock on the date of each annual meeting of our stockholders (provided that the non-employee director has served on our board of directors for at least six months prior to the date of the annual meeting). Each initial stock option grant will vest as to 25% of the underlying shares on each of the first four anniversaries of the grant date, subject to the non-employee director's continued service through the applicable vesting date. Each annual stock option grant will vest in full on the earlier to occur of the first anniversary of the applicable grant date and the date of the annual meeting of our stockholders immediately following the applicable grant date, in each case, subject to the non-employee director's continued service with the company through the applicable vesting date. Each initial stock option grant and annual stock option grant will automatically vest in full and become exercisable immediately prior to a "change in control" of the company (as defined in our 2011 Incentive Award Plan).
In 2012, we also reimbursed each of our non-employee directors for reasonable travel expenses incurred in connection with attendance at board of directors and committee meetings.

The following table sets forth information regarding compensation earned by our non-employee directors during the year ended December 31, 2012.

Name	Fees Paid or Earned in Cash ($)	Value of Stock Options ($) (1)	Total ($)
Thomas R. Baruch	72,500	35,388	107,888
Marvin D. Burkett	55,000	35,388	90,388
Irwin Federman	40,000	35,388	75,388
Bruce M. McWilliams	45,000	35,388	80,388
George M. Scalise	45,000	35,388	80,388
John L. Walecka	40,000	35,388	75,388

(1)
Amounts reported reflect the grant date fair value of stock options granted in 2012, computed in accordance with Financial Accounting Standards Board Accounting Standards Codification Topic 718, or ASC Topic 718, rather than the amounts paid to or realized by the non-employee director. The assumptions used to calculate the value of all stock options granted to non-employee directors are set forth in Note 8 to our consolidated financial statements included in our 2012 Annual Report on Form 10-K filed with the SEC on March 4, 2013. As of December 31, 2012, Messrs. Baruch, Burkett and Federman, Dr. McWilliams, and Messrs. Scalise and Walecka held options to purchase 135,000, 22,500, 10,000, 115,000, 10,000, and 10,000 shares, respectively, of our common stock.

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Director Nomination Process
Our nominating and corporate governance committee is responsible for reviewing with the board of directors, on at least an annual basis, the appropriate characteristics, skills and experience required for the board of directors as a whole and its individual members. In evaluating the suitability of individual candidates (both new candidates and current members), the nominating and corporate governance committee, in recommending candidates for election, and the board of directors, in approving (and, in the case of vacancies, appointing) such candidates, takes into account many factors, including: personal and professional integrity, ethics and values; experience in corporate management, such as serving as an officer or former officer of a publicly held company, and a general understanding of marketing, finance and other elements relevant to the success of a publicly-traded company in today's business environment; experience relevant to our industry and with relevant social policy concerns; experience as a board member or executive officer of another publicly held company; relevant academic expertise or other proficiency in an area of our operations; practical and mature business judgment, including ability to make independent analytical inquiries; diversity of personal background, perspective and experience; promotion of a diversity of business or career experience relevant to the success of the company; and any other relevant qualifications, attributes or skills. The board evaluates each individual in the context of the board as a whole, with the objective of assembling a group that can best perpetuate the success of the business and represent stockholder interests through the exercise of sound judgment using its diversity of experience in these various areas. In determining whether to recommend a director for re-election, the nominating and corporate governance committee may consider the director's past attendance at meetings and participation in and contributions to the activities of the board. The nominating and corporate governance committee may decide to retain an executive search firm to identify director candidates, and if so, will identify the search firm and approve the search firm's fees and other retention terms and will specify for the search firm the criteria to use in identifying potential candidates, consistent with the director qualification criteria described above.
The nominating and corporate governance committee will also consider director candidates recommended by stockholders. When recommending nominees for election as directors, our nominating and corporate governance committee shall consider candidates proposed by stockholders and shall apply the same criteria, and shall follow substantially the same process in considering them, as it does in considering other candidates. Stockholders nominating director candidates must follow the procedures set forth under "INFORMATION ABOUT THE ANNUAL MEETING AND VOTING—May I recommend a candidate for Intermolecular's board of directors?" and "—How and when may I submit a stockholder proposal for the 2014 annual meeting?"
You can find more detailed information on our process for selecting board members and our criteria for board nominees in the corporate governance guidelines posted on the "Investors" section of our website, www.intermolecular.com.

Communicating with our Board of Directors
Interested persons, including stockholders, may communicate with our board by sending a letter to: Board of Directors, c/o Corporate Secretary, Intermolecular, Inc., 3011 N. First Street, San Jose, California 95134. Our corporate secretary will submit all correspondence to the chairman of the board directors and to any specific director to whom the correspondence is directed.

Other Corporate Governance Matters
We believe in sound corporate governance practices and have adopted formal corporate governance guidelines to enhance our effectiveness. Our board adopted these corporate governance guidelines in order to ensure that it has the necessary practices in place to review and evaluate our business operations as needed and to make decisions that are independent of our management. The corporate governance guidelines are also intended to align the interests of directors and management with those of our stockholders. The corporate governance guidelines set forth the practices our board follows with respect to board and committee composition and selection, board meetings, chief executive officer performance evaluation and management development and succession planning for senior management, including the chief executive officer position. A copy of our corporate governance guidelines is available on our website at ir.intermolecular.com.
We also adopted a code of business conduct and ethics, which is applicable to all of our employees, officers and directors, including those officers responsible for financial reporting as required by applicable Nasdaq listing standards, which is a "code of ethics" as defined by applicable SEC rules. The code of business conduct and ethics is publicly available on our website at ir.intermolecular.com. The code of business conduct and ethics includes an enforcement mechanism, and if we make any amendments to the code of business conduct and ethics other than technical, administrative, or other non-substantive amendments, or grant any waivers, including implicit waivers, from a provision of this code of business conduct and ethics for our directors, executive officers or other principal financial officers, we will disclose the nature of the amendment or waiver, its effective date, and to whom it applies, on our website at ir.intermolecular.com or in a current report on Form 8-K filed with the SEC. There were no waivers of the code of business conduct and ethics during 2012.
Complete copies of our corporate governance guidelines, code of business conduct and ethics and the charters for our audit, compensation and nominating and corporate governance committees are available on the "Investors" section of our website, www.intermolecular.com. Alternatively, you may request a copy of any of these documents free of charge by writing to:
Intermolecular, Inc.
3011 N. First Street
San Jose, California 95134
Attention: Investor Relations

Compensation Committee Interlocks and Insider Participation
None of the members of our compensation committee has at any time during the prior three years been an officer or employee of ours. None of our executive officers currently serves or in the prior three years has served as a member of the board of directors or compensation committee of any entity that has one or more executive officers serving on our board of directors or compensation committee.
Compensation Risk Assessment

The compensation committee has assessed our compensation policies and practices and concluded that they do not create risks that are reasonably likely to have a material adverse effect on the company. In reaching this conclusion, the compensation committee considered various characteristics of our compensation plans and related policies, including but not limited to the following:

•
The mix of fixed (base salary) and variable (annual cash incentive and equity) compensation, including short-term (annual cash incentive) and long-term (equity) incentives, which reduces the significance of any one particular compensation component.

•
The mix of various stock options and restricted stock awards that vest over time (generally four years from grant), which discourages unnecessary short-term risk-taking while encouraging retention and focusing employees' attention on longer-term performance.

•
Sales commission programs that are generally subject to annual caps (with the excess rolled forward), which decrease the incentive for an employee to take unnecessary risks to achieve an individual goal.

Executive Compensation Process
The processes and procedures followed by our compensation committee in considering and determining executive compensation are described under "EXECUTIVE COMPENSATION—Compensation Discussion and Analysis" below.
The compensation committee has the authority to retain compensation consultants and other outside advisors to assist in the evaluation and determination of executive officer compensation. For further information, see "EXECUTIVE COMPENSATION—Compensation Discussion and Analysis" below. Additionally, the compensation committee may delegate authority to one or more subcommittees as it deems appropriate.

Transactions with Related Persons
We describe below transactions, since January 1, 2012, to which we were a party or will be a party, in which:

•	The amounts involved exceeded or will exceed $120,000; and

•	A director, executive officer, holder of more than 5% of our common stock or any member of their immediate family had or will have a direct or indirect material interest.

We believe that all of these transactions were on terms as favorable as could have been obtained from unrelated third parties.
Symyx Asset Purchase
In 2005, we entered into a Collaborative Development and License Agreement with Symyx Technologies, Inc. (Symyx), as well as an Alliance Agreement (Symyx Alliance Agreement) with Symyx. Both agreements were amended periodically through 2009. Under the Symyx agreements, Symyx granted us, and we agreed to pay Symyx royalties for, a license to certain high-throughput combinatorial patents held or licensed by them and related software to design, develop and manufacture integrated circuits, photovoltaic cells, glass coatings, light emitting diodes, organic light-emitting diodes and thin films for electronics, optical and energy applications. During the years ended December 31, 2011 and 2010, we recorded $2.1 million and $2.0 million in cost of revenue, respectively, and had accrued liabilities due to Symyx of $0.5 million and $0.8 million as of December 31, 2011 and 2010.
On July 28, 2011, we entered into an agreement with Symyx, pursuant to which we agreed to allow Symyx to sell in the initial public offering of our common stock a total of 3,968,204 shares of common stock held by them, and Symyx agreed to (i) sell its shares in the offering, (ii) sell to us all of its patents that related to combinatorial processing, and (iii) terminate our future royalty obligations under the Symyx agreements to the extent they would have accrued after December 31, 2011. We completed this asset purchase in connection with the closing of our initial public offering in November 2011, during which we issued Symyx a secured promissory note in a principal amount equal to $27.3 million with a term of 24 months and an interest rate equal to 4%. The note is payable in an amount equal to the greater of $0.5 million per quarter or the amount of accrued interest, with a balloon payment at maturity, if applicable. The note, which is pre-payable by us at any time without penalty or premium, is secured by all of our tangible personal property (but not intangibles such as intellectual property). In addition, we reimbursed Symyx for 50% of the underwriting discounts and commissions paid by them in connection with the sale of their common stock in the offering, which amounted to approximately $1.4 million. During the fiscal year ended December 31, 2012, the Company paid Symyx $2.0 million, which included interest in the amount of $1.2 million and principal in the amount of $0.8 million. The balance of the note payable was $27.3 million and $26.5 million as of December 31, 2011 and 2012, respectively, and $26.3 million as of March 31, 2013.
ATMI Engagement
In November 2006, we entered into an Alliance Agreement with ATMI, Inc., which was the beneficial owner of approximately 8.8% of our common stock outstanding as of December 31, 2012. ATMI and Intermolecular each have an independent board member that serves on both companies' boards of directors. In July 2007, we entered into a Wets Workflow Purchase Agreement with ATMI, and then in December 2008 entered into a Dry Workflow Purchase Agreement with ATMI, pursuant to which we sold to ATMI certain high productivity development tools. Under the Alliance Agreement and related ancillary agreements, we agreed to work with ATMI to conduct research and development and other activities with respect to materials and our proprietary high productivity combinatorial platform technology for use in semiconductor applications. Under the agreements, ATMI pays us fees for services and both parties may provide royalties to the other for licensed technology sold to third parties. Since November 2006, the agreement has been amended numerous times with the last amendment signed in December 2012. ATMI accounted for $16.5 million (24.7%) of our revenue during the year ended December 31, 2012 and $15.8 million (29.3%) and $22.1 million (51.8%) of our revenue for years ended December 31, 2011 and 2010, respectively. For more information about these transactions, see Note 11 to our condensed consolidated financial statements in our 2012 Annual Report on Form 10-K filed with the SEC on March 4, 2013.
Agreements with Our Stockholders
We have entered into an amended and restated investor rights agreement with certain holders of warrants and common stock, including entities that hold 5% or more of our common stock and/or with which certain of our directors are affiliated. This agreement provides (i) that certain such holders have the right to demand that we file a registration statement, subject to certain limitations, and (ii) that all such holders have the right to request that their shares be covered by a registration statement that we are otherwise filing.
Indemnification Agreements
Please see below under "EXECUTIVE COMPENSATION-Limitation of Liability and Indemnification" for information on our indemnification arrangements with our directors and executive officers.
Related Person Transaction Policy
Our board of directors has adopted a written related party transaction policy. This policy covers, with certain exceptions set forth in Item 404 of Regulation S-K under the Exchange Act, any transaction, arrangement or relationship, or any series of similar transactions, arrangements or relationships in which we were or are to be a participant, the amount involved exceeds $120,000, and a related party had or will have a direct or indirect material interest. Under the policy, the audit committee is required to review the relevant facts and circumstances of any such transaction, arrangement or relationship, including whether the transaction is on comparable terms to arm's length dealings with third parties, the extent of the related party's interest in the transaction, and the conflicts of interest and corporate opportunity provisions of our code of business conduct and ethics. Such transactions, arrangements or relationships may only be consummated or continue if the audit committee approves or ratifies such transaction, arrangement or relationship. If advance approval by the audit committee is not feasible, then management may preliminarily enter into the transaction, arrangement or relationship upon prior approval by the chairman of the audit committee, subject to ratification of the transaction, arrangement or relationship at the audit committee's next regularly scheduled meeting. No director may participate in approval of a related party transaction for which he or she is a related party.
Each transaction required to be reported under Item 404(a) of Regulation S-K since the beginning of our last fiscal year was entered into in compliance with our related person transaction policy described above except for the amendment we entered into with ATMI in December 2012, which altered the payment structure under certain of our existing agreements with ATMI for the 2013 fiscal year, as described in Part I, Item 1 - Business of our 2012 Annual Report on Form 10-K filed with the SEC on March 4, 2013. For the ATMI amendment, while the policy was not strictly followed, we obtained prior approval of the chairman of the audit committee and the audit committee has since reviewed and ratified the transaction.

AUDIT-RELATED MATTERS
Audit Committee Report
The material in this report is not "soliciting material," is not deemed "filed" with the SEC, and is not to be incorporated by reference into any filing of Intermolecular under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended.
The following is the report of the audit committee with respect to Intermolecular's audited consolidated balance sheets for the fiscal years ending December 31, 2012 and 2011, and the related consolidated statements of operations, stockholders' equity and cash flows for each of the three years in the period ended December 31, 2012 and the notes thereto.
Responsibilities.    The audit committee operates under a written charter adopted by the board of directors. The role of the audit committee is to oversee our financial reporting process on behalf of the board of directors. Our management has the primary responsibility for our financial statements as well as our financial reporting process and principles, internal controls and disclosure controls. The independent auditors, KPMG LLP, are responsible for performing an audit of our financial statements and expressing an opinion as to the conformity of such financial statements with U.S. generally accepted accounting principles. KPMG is also responsible for expressing an opinion on management's assessment of the effectiveness of internal controls over financial reporting and also the effectiveness of our internal controls over financial reporting.
Review with Management.    The audit committee has reviewed and discussed our audited financial statements (including the quality of Intermolecular's accounting principles) with management. Our management is responsible for the preparation, presentation and integrity of our financial statements. Management is also responsible for establishing and maintaining internal controls over financial reporting (as defined in Exchange Act Rule 13a-15(f)) and for evaluating the effectiveness of those internal controls and for evaluating any changes in those controls that will, or is reasonably likely to, affect internal controls over financial reporting. Management is also responsible for establishing and maintaining disclosure controls (as defined in Exchange Act Rule 13a-15(e)) and for evaluating the effectiveness of disclosure controls and procedures.
Review and Discussions with Independent Accountants.    The audit committee has reviewed and discussed our audited financial statements (including the quality of Intermolecular's accounting principles) with KPMG. The audit committee has discussed with KPMG the matters required to be discussed by Statement on Auditing Standards No. 61, as amended (AICPA, Professional Standards, Vol. 1. AU section 380), as adopted by the Public Company Accounting and Oversight Board ("PCAOB") in Rule 3200T, which includes, among other items, matters related to the conduct of the audit of our financial statements, and the matters required to be discussed by Public Company Accounting Oversight Board Auditing Standard No. 2, An Audit of Internal Control Over Financial Reporting Performed in Conjunction with an Audit of Financial Statements. Further, the audit committee reviewed KPMG's Report of Independent Registered Public Accounting Firm included in our Annual Report on Form 10-K related to its audit of the consolidated financial statements and financial statement schedules.
The audit committee has also received and reviewed the written disclosures and the letter from KPMG required by the applicable requirements of the PCAOB regarding KPMG's communications with the audit committee concerning independence, and has discussed with KPMG its independence from us.
Conclusion.    Based on the review and discussions referred to above, the audit committee recommended to the board of directors that our audited financial statements be included in our Annual Report on Form 10-K for the fiscal year ended December 31, 2012.
Submitted by the Audit Committee of the Board of Directors:
Marvin D. Burkett (chair)
Bruce M. McWilliams
George M. Scalise

Auditor Fees and Services
The following table presents the aggregate fees billed (or expected to be billed) by KPMG LLP, our independent registered public accounting firm, for the years ended December 31, 2012 and December 31, 2011.

Type	2012	2011
Audit Fees (1):	$1,054,600	$1,766,900
Audit Related Fees (2):	—	—
Tax Fees (3):	—	—
All Other Fees (4):	—	—
Total Fees:	$1,054,600	$1,766,900
_______________________________________________________________________________

(1)
Audit Fees—This category includes the aggregate fees and expenses billed or accrued for each of the last two fiscal years for professional services rendered by the independent auditors for the audit of our annual financial statements and review of financial statements included in our Annual Reports and Quarterly Reports filed with the SEC or services that are normally provided by the accountant in connection with other statutory and regulatory filings or engagements for those fiscal years.

(2)
Audit Related Fees—This category includes the aggregate fees billed in each of the last two fiscal years for services by the independent auditors that are reasonably related to the performance of the audits of the financial statements and are not reported above under 'Audit Fees'.

(3)	Tax Fees—This category includes the aggregate fees billed in each of the last two years for professional services rendered by the independent auditors for tax compliance, tax planning and tax advice.

(4)
All Other Fees—This category includes the aggregate fees billed in each of the last two fiscal years for products and services by the independent auditors that are not reported under 'Audit Fees', 'Audit Related Fees', or 'Tax Fees.'

Pre-approval Policies and Procedures
Before an independent registered public accounting firm is engaged by Intermolecular or its subsidiaries to render audit or non-audit services, our audit committee must review the terms of the proposed engagement and pre-approve the engagement. Our audit committee may establish policies that allow the audit committee to delegate authority to a member of the audit committee to provide such pre-approvals for audit or non-audit services, provided that such person will be required to report all such pre-approvals to the full audit committee at its next scheduled meeting. In addition, if such policies are established for non-audit services, the audit committee must be informed of each non-audit service provided by the independent registered public accounting firm. Audit committee pre-approval of non-audit services (other than review and attest services) are not required if such services fall within available exceptions established by the SEC. All fees paid to KPMG for audit and non-audit services provided during fiscal years 2012 and 2011 were pre-approved by the audit committee in accordance with the policy described above.

Sec
MATTERS TO BE VOTED ON AT THE ANNUAL MEETING

PROPOSAL 1—ELECTION OF DIRECTORS
Our board of directors is divided into three classes, with one class being elected each year and members of each class holding office for a three-year term. We have two Class I directors, whose terms expire at the conclusion of our 2015 annual meeting of stockholders; two Class II directors, whose terms expire at the conclusion of this 2013 Annual Meeting; and three Class III directors, whose terms expire at the conclusion of our 2014 annual meeting of stockholders. Our board of directors currently consists of seven members.
At this Annual Meeting, our stockholders will have an opportunity to vote for two nominees for Class II directors: Irwin Federman and David E. Lazovsky. Each of the nominees are currently directors of Intermolecular and you can find more information about each of them in "BOARD OF DIRECTORS, CORPORATE GOVERNANCE AND RELATED MATTERS—Our Board of Directors" above.
The persons named in the enclosed proxy card will vote to elect these two nominees as Class II directors, unless you withhold authority to vote for the election of one or more nominees by marking the proxy card to that effect. If elected, each of the nominees for Class II director will hold office until the 2016 annual meeting of stockholders and until his or her successor is elected and qualified. Each of the nominees has indicated his willingness to serve if elected. However, if any nominee should be unable to serve, the persons named in the proxy card may vote the proxy for a substitute nominee nominated by our board of directors, or our board of directors may reduce the number of directors.
Our board of directors unanimously recommends a vote FOR each of the nominees.

PROPOSAL 2—NON-BINDING, ADVISORY VOTE ON THE COMPENSATION OF NAMED EXECUTIVE OFFICERS ("SAY-ON-PAY" VOTE)
In accordance with the Dodd-Frank Wall Street Reform and Consumer Protection Act, or the Dodd-Frank Act, we are asking our stockholders to approve, on non-binding advisory basis, the compensation paid to our named executive officers as disclosed in "Compensation Discussion and Analysis," the Summary Compensation table and related compensation tables, notes and narrative in this proxy statement for our 2013 Annual Meeting. At our 2012 annual meeting of stockholders, holders of our common stock expressed a preference to hold a stockholder advisory vote on the compensation of our named executive officers on an annual basis. Accordingly, our next advisory say-on-pay vote (following the non-binding advisory vote at this 2013 Annual Meeting) will occur at our 2014 annual meeting of stockholders.
Summary
The compensation committee of our board of directors maintains an executive compensation program that aligns executive pay with the performance of the company and the individual executives on both short-term and long-term bases, links executive pay with business strategies focused on long-term growth and creating value for our stockholders and uses compensation as a tool to assist the company in attracting and retaining the high-caliber executives that we believe are critical to our success.
We encourage stockholders to review the Compensation Discussion and Analysis beginning on page  of this proxy statement, which describes the material aspects of our executive compensation philosophy and the design of our executive compensation program. Our board of directors believes our executive compensation program is effective in creating long-term value for our stockholders and motivating our executives, including our named executive officers, to work towards the achievement of our long-term business and financial goals. Specifically:

•
We emphasize pay-for-performance with regard to cash compensation.  We believe that a significant portion of our executives' cash compensation should be variable, at risk and tied to the company’s success in meeting short-term financial and strategic objectives. During 2012, we measured success, in part, through corporate financial objectives related to revenue, net income, revenue backlog and specific strategic objectives related to projects our compensation committee has determined are critical to our success. We believe that the achievement of these objectives is critical to our future success. Accordingly, in 2012, we paid annual cash bonuses to our named executive officers based primarily on our success in each of these areas.

•
Our compensation programs are aligned with the long-term interests of our stockholders.  We place a strong emphasis on the use of equity awards as a key component of our compensation program. In addition to linking our executives’ compensation to the creation of stockholder value, these awards generally require continued service over a multi-year period as a condition to vesting, which creates a strong retention incentive and helps ensure the continuity of our operations. In 2012, we granted a mix of restricted stock awards and stock options to our executives, which we believe focus our named executive officers on generating long-term stockholder value.

•
We are committed to strong governance standards with respect to our compensation program, procedures and practices.  As part of its commitment to strong corporate governance and best practices, our compensation committee engages an independent compensation consultant to provide empirical data and compensation analysis. Our compensation consultant provided no other services to us in 2012 other than those provided directly to or on behalf of the compensation committee.

At the Annual Meeting the stockholders will be asked to approve the following resolution:
"RESOLVED, that the Company's stockholders approve, on an advisory basis, the compensation of the Company's named executive officers, as disclosed in the Compensation Discussion and Analysis, the compensation tables and the narrative disclosure set forth in the Company's proxy statement.”
The vote sought by this proposal is advisory and not binding on the company, our board of directors or the compensation committee. Although the vote is non-binding, the company, our board of directors and the compensation committee value the input of our stockholders, and the compensation committee will consider the outcome of the vote when making future compensation determinations for our named executive officers.
Our board of directors unanimously recommends a vote FOR this proposal.

PROPOSAL 3—RATIFICATION OF THE APPOINTMENT OF KPMG LLP AS OUR INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR THE YEAR ENDING DECEMBER 31, 2013
The audit committee of our board of directors has selected KPMG LLP as our independent registered public accounting firm for the year ending December 31, 2013. KPMG served as our independent registered public accounting firm for the year ended December 31, 2012. Although stockholder approval of our audit committee's selection of KPMG LLP is not required by law, we believe that it is advisable to give stockholders an opportunity to ratify this selection. If our stockholders do not ratify this selection, our audit committee will reconsider the selection. We expect that a representative of KPMG LLP will be present at the Annual Meeting to respond to appropriate questions and to make a statement if he or she wishes.
Our board of directors unanimously recommends a vote FOR this proposal.

EXECUTIVE OFFICERS
Below is information about each of our current executive officers, other than Mr. Lazovsky, our President and Chief Executive Officer, whose information is included above in "BOARD OF DIRECTORS, CORPORATE GOVERNANCE AND RELATED MATTERS—Our Board of Directors". This information includes each officer's age as of March 29, 2013, his or her position with Intermolecular, the length of time he has held each position and his business experience for at least the past five years. Our board of directors elects our officers annually, and officers serve until they resign or the board of directors terminates their position. There are no family relationships among any of our executive officers, directors and nominees for director.
Peter L. Eidelman, age 46, has served as our Chief Financial Officer since February 2006. Prior to joining Intermolecular, Mr. Eidelman served as Senior Vice President and Chief Financial Officer at Cellon International from October 2002 to February 2006, where he led the company through several financings, acquisitions, restructurings and divestitures. Mr. Eidelman also served as Chief Financial Officer and Treasurer of Sunrise Telecom Inc. from July 1997 to October 2002, which he helped guide through an initial public offering. Earlier in his career he was the manager of tax, accounting and compliance for Amdahl Corporation from 1994 to July 1997 and a manager at the public accounting firm of Coopers & Lybrand (now part of PricewaterhouseCoopers) from 1988 to 1993. Mr. Eidelman holds a B.S. in accounting from the University of Massachusetts at Amherst and studied business and taxation at Bentley College in Waltham, Massachusetts. He also completed an executive management program at the Wharton School, University of Pennsylvania. Mr. Eidelman is a certified public accountant and a member of the American Institute of Certified Public Accountants, Financial Executives International and the Tax Executives Institute.
Tony P. Chiang, Ph.D., age 43, has served as our Chief Technology Officer since May 2005 and is responsible for our technology strategy and direction, HPC platform development, core technology and applications development and informatics and operations. Prior to joining Intermolecular, in August 2000, Dr. Chiang worked at Applied Materials Inc., a semiconductor equipment company in various roles from February 1996 to July 2000 and founded Angstron Systems Inc. (Angstron), a venture-backed atomic layer deposition start-up company that was acquired by Novellus Systems Inc. (Novellus) in April 2004. Following the acquisition, Dr. Chiang then served as Director of Technology for Novellus until April 2005. From February 1996 until he founded Angstron, Dr. Chiang worked in technology development, product, program and account management roles at Applied Materials, where he led the development, productization and qualification of several generations of enabling thin film deposition technologies used in high-volume manufacturing. Dr. Chiang holds a B.S. in materials science and engineering from Cornell University and a Ph.D. in materials science and engineering from the Massachusetts Institute of Technology. As of March 31, 2013, he held 255 pending or issued U.S. patents spanning advanced materials, process, device and device integration technologies, as well as combinatorial systems and methods.
J. Craig Hunter, age 44, has served as Senior Vice President of Global Sales and Marketing since March 2012 and had previously served as Senior Vice President and General Manager of our Clean Energy Group since July 2011 and Vice President and General Manager of our Clean Energy Technologies Group since January 2009. From June 2008 to December 2008, he was an Entrepreneur in Residence at Sequoia Capital, with a focus on the photovoltaic industry. Mr. Hunter previously held several management positions at Applied Materials, including the Managing Director of Channel Development from March 2008 to May 2008, the General Manager of their thin-film solar business from 2005 through March 2008, during which time he oversaw the development of that business from conception of the SunFab Thin Film Line to manufacturing the first solar panels, and Senior Manager of product management of the PVD and e-beam inspection tools used in LCD manufacturing from 2003 through 2005. Prior to joining Applied Materials, Mr. Hunter served in a variety of senior management roles, including Chief Financial Officer of Evercare Corporation, a manufacturer of consumer products, from 1999 to 2001, and Director of Mergers and Acquisitions at The Beacon Group in New York from 1997 to 1999. Mr. Hunter holds a B.A. in East Asian Studies from Harvard College and graduated with high distinction from Harvard Business School. As of March 31, 2013, he held 6 pending or issued U.S. patents.
Sandeep Jaggi, J.D., Ph.D., age 49, has served as our General Counsel and Senior Vice President of Intellectual Property since July 2011, and had previously served as our Vice President, Legal Affairs, Licensing and Intellectual Property since July 2010. Prior to joining Intermolecular, he was General Counsel and Senior Vice President of Intellectual Property at Robert Bosch Healthcare Inc. (formerly known as Health Hero Network Inc.) from January 2006 to July 2010. Prior to Robert Bosch Healthcare Inc., he held several senior management positions at LSI Logic, Inc. from August 1995 to January 2006, including Vice President, Chief IP Counsel, Assistant Corporate Secretary and Assistant General Counsel. From October 1989 to August 1995, Dr. Jaggi worked for Lockheed Martin at NASA's Stennis Space Center in Mississippi and NASA's Johnson Space Center in Houston, Texas, where he held several positions including Project Leader, Principal Engineer and Senior Scientist. During his time in Houston, he founded ETS Inc., which commercialized space based-technologies for NASA and the U.S. Navy. He obtained a J.D. with a specialization in intellectual property law from Santa Clara University and also holds a B.Tech. in Electrical Engineering from the Indian Institute of Technology, New Delhi, and an M.S. and Ph.D. in Electrical Engineering from Tulane University. As of March 31, 2013, he held 13 pending or issued U.S. patents. He is licensed to practice law in the state of California and before the United States Patent and Trademark Office.
Raj Jammy, Ph.D., age 46, has served as our Senior Vice President and General Manager of the Semiconductor Group since March 29, 2013. Prior to joining Intermolecular, Dr. Jammy was Vice President of Materials and Emerging Technologies at SEMATECH, the semiconductor technology manufacturing industry consortium, since 2008. In that capacity he was responsible for leading the consortium's efforts in front-end CMOS logic, novel memory technologies, 3D TSV interconnects and emerging beyond-CMOS technologies with disruptive scaling potential.  Dr. Jammy had previously directed SEMATECH's Front End Processes division from 2005 to 2008. Dr. Jammy began his career in the industry at IBM's Semiconductor Research and Development Center, where he worked on front-end technologies for deep-trench DRAMs.  He subsequently became manager of the Thermal Processes and Surface Preparation group in the DRAM development organization.  In 2002, Dr. Jammy moved to the T. J. Watson Research Center, where he managed IBM's efforts in high-k gate dielectrics and metal gates until 2005.  Dr. Jammy received a Ph.D. in electrical engineering from Northwestern University. He serves on a variety of conference and industry committees, including the IEEE VLSI Technology Symposium as technical program co-chairman, the ITRS Front End International Technology Working Group, the IEEE VLSI TSA Conference as US Chair, and other industry and academic bodies.  As of March 31, 2013, Dr. Jammy held more than 50 patents and was an author or co-author of over 225 publications and presentations.
Sandeep Nijhawan Ph.D., age 42, has served as Senior Vice President and General Manager of our Clean Energy Group since February 2013. He previously served as Vice President and General Manager of our Clean Energy Group from March 2012 to January 2013 and as Vice President and General Manager of LED Technologies Group from May 2011 to February 2012. From August 2009 to May 2011, Dr. Nijhawan was the founder and CEO of Siorah Inc., a venture-backed LED start-up company whose assets were purchased by Intermolecular in May 2011. From July 2009 to November 2009, he was Entrepreneur-in-Residence at Redpoint Ventures. From February 1999 to July 2009, Dr. Nijhawan served in various management roles at Applied Materials Inc., most recently leading the LED lighting business from 2005 to July 2009. From 1999 to 2004, Dr. Nijhawan was the key accounts and technology manager for the front-end semiconductor manufacturing group. Dr. Nijhawan earned his Ph.D. in Mechanical Engineering from the University of Minnesota in 1999, M.S. in Aerospace Engineering from the University of Minnesota in 1994, MBA from the International Institute of Management Development, Lausanne, Switzerland in 2004, and B.Tech. from the Indian Institute of Technology, Kanpur, India in 1992. As of March 31 2013, he held 59 issued or pending US patents.

EXECUTIVE COMPENSATION
Compensation Committee Report
The compensation committee has reviewed and discussed with management the "Compensation Discussion and Analysis" contained in this proxy statement. Based on this review and discussion, the compensation committee recommended to our board of directors that the Compensation Discussion and Analysis be included in our Annual Report on Form 10-K for the fiscal year ended December 31, 2012, and in this proxy statement.
Submitted by the Compensation Committee of the Board of Directors:
Thomas R. Baruch (chair)
Irwin Federman
John L. Walecka

Compensation Discussion and Analysis
Introduction
This section discusses the policies and decisions with respect to the compensation of our named executive officers, or “NEOs,” who are named in the "Summary Compensation Table" below and what we consider to be the most important factors relevant to an analysis of these policies and decisions. Our NEOs for 2012 were determined in accordance with SEC rules and included our principal executive officer, our principal financial officer and our three next most highly compensated executive officers as follows:

•	David. E. Lazovsky, Chief Executive Officer and President

•	Peter L. Eidelman, Chief Financial Officer

•	Tony P. Chiang, Chief Technology Officer

•	John R. Behnke, Senior Vice President and General Manager, Semiconductor Group

•	Sandeep Jaggi, General Counsel and Senior Vice President of Intellectual Property
Mr. Behnke resigned his employment with us effective as of March 8, 2013.

Executive Summary
The following table sets forth the key elements of our NEOs’ compensation, along with the primary objective associated with each compensation element:

Compensation Element	Primary Objective
Base salary	To recognize ongoing performance of job responsibilities and provide a predictable source of income and to attract and retain employees.
Annual performance-based cash compensation
To emphasize annual corporate and individual objectives that contribute directly to the company’s success and to provide reward opportunities for our NEOs (and employees generally) when key business and individual objectives are met.

Long-term equity incentive compensation	To motivate and reward achievement of long-term performance objectives and increases in stockholder value; to emphasize and reinforce our focus on team success; and to attract and retain our NEOs.
Severance and change in control benefits
To encourage the continued attention and dedication of our NEOs and provide reasonable individual security to enable our NEOs to focus on the company’s best interests, particularly when considering strategic alternatives.

Retirement savings (401(k)) plan	To provide retirement savings in a tax-efficient manner.
Health and welfare benefits	To provide a basic level of financial protection from health, dental, disability and loss of life risks.
To serve the foregoing objectives, our overall compensation program is generally designed to be flexible, with the elements complementing each other, rather than purely formulaic. In alignment with the objectives set forth above, our compensation committee has generally determined the overall compensation of our NEOs and its allocation among the elements described above, relying on the analyses and advice provided by its compensation consultant as well as input from our management team.
Our compensation decisions for the NEOs in 2012, including each of the key elements of our executive compensation program, are discussed in more detail below. This discussion is intended to be read in conjunction with the executive compensation tables and related disclosures immediately following this Compensation Discussion and Analysis.
Determination of Compensation
Roles of Our Compensation Committee and Chief Executive Officer in Compensation Decisions
Our compensation committee is responsible for overseeing our executive compensation program, as well as determining and approving the ongoing compensation arrangements for our NEOs other than our chief executive officer, for whom our compensation committee recommends compensation arrangements to the full board of directors (excluding the chief executive officer). The compensation committee meets periodically throughout the year to review and consider adjustments (or, with respect to our chief executive officer, recommend adjustments), if any, to the compensation, including base salary, annual performance-based cash compensation (bonuses) and long-term incentive compensation (in the form of equity awards), for our NEOs. The full board of directors (excluding the chief executive officer) is responsible for establishing, reviewing and adjusting compensation for our chief executive officer, generally based on recommendations of our compensation committee. However, the board of directors delegated the responsibility for determining our chief executive officer’s 2012 long-term equity compensation to the compensation committee. Accordingly, for 2012, the board of directors determined each individual component of compensation for our chief executive officer (other than his equity compensation), and the compensation committee determined each individual component of compensation for our other NEOs (and of our chief executive officer with respect to his 2012 equity compensation only) as part of our annual compensation review.
Our chief executive officer evaluates the individual performance and contributions of each other NEO and, at least annually, reports to the compensation committee his recommendations regarding each element of the other NEOs' compensation. Our chief executive officer does not participate in any formal discussions with the compensation committee or the board of directors regarding his own compensation, and he recuses himself from meetings when his compensation is discussed.
We do not generally rely on formulaic guidelines for determining the mix or levels of cash and equity-based compensation, but rather maintain a flexible compensation program that allows us to adapt components and levels of compensation to motivate and reward individual NEOs within the context of our desire to attain financial and operational goals. Subjective factors considered by the board of directors and the compensation committee in compensation determinations include an NEO's skills and capabilities, contributions as a member of the executive management team, contributions to our overall performance and whether the total compensation potential and structure is sufficient to retain an NEO when considering the compensation potential that may be available elsewhere.
Competitive Market Data and Engagement of Compensation Consultants
The market for experienced management is highly competitive in our industry. Our goal is to attract and retain the most highly qualified executives to manage each of our business functions. In doing so, we draw upon a pool of talent that is highly sought after both by large and established technology companies in our geographic area and by other competitive companies in development or early stage phases. Established organizations in our industry seek to recruit top talent from emerging companies in the sector just as smaller organizations look to attract and retain the best talent from the industry as a whole. The competition for technical and non-technical skills is aggressive across the sector, and we expect it to remain aggressive for the foreseeable future.
Our compensation committee, in the case of our NEOs other than our chief executive officer, and the board of directors, in the case of our chief executive officer, make determinations regarding compensation in large part based upon our financial resources, but also consider competitive market data.
Our compensation committee directly engages Compensia, an independent compensation consultant, to assist the committee in the continuing analysis of our executive pay program. Services provided by Compensia with respect to the compensation plans and arrangements maintained during 2012 included: (i) providing compensation survey data from peer companies and assisting the compensation committee with the application of this data; (ii) advising on the reasonableness and effectiveness of our compensation components, levels and programs for our officers, including our NEOs ; and (iii) analyzing the impact of our initial public offering in 2011 on our compensation components, levels and programs and advising as to any appropriate compensation changes, including any changes or additions to equity compensation.
The peer group we used for establishing 2012 compensation programs was established based on discussions among the compensation committee and Compensia. The peer group consists of semiconductor manufacturing, design and intellectual-property related and clean technology companies with annual revenues and employee numbers comparable to those of our company. Following are the companies that comprise the peer group used for 2012 compensation programs:

Applied Micro Circuits	Inphi	Rubicon Technology
Cavium	IntraLinks Holdings	Silicon Image
CEVA	MIPS Technologies	Supertex
Entropic Communications	PDF Solutions	Tessera Technologies
Fusion-io	Rambus	Universal Display
Gevo	RPX	Volterra Semiconductor
Hittite Microwave
After review and consultation with Compensia, the compensation committee determined that Compensia is independent and that there is no conflict of interest resulting from retaining Compensia currently or during 2012. In reaching these conclusions, our compensation committee considered the factors set forth in the SEC rules and NASDAQ listing standards, including the following: (i) Compensia provided to the company (and continues to provide) only services relating to determining or making recommendations respect to executive compensation (and Compensia does not and did not, during 2012, provide any other services to the company); (ii) Compensia received a relatively low annual fee during 2012 compared to its total 2012 revenue (which fee equaled less than 1% of Compensia’s total 2012 revenue); (iii) Compensia maintained (and continues to maintain) policies and procedures which are designed to prevent conflicts of interest; (iv) no personal or business relationship existed during 2012 (or currently exists) between any individual adviser at Compensia that performed compensation consulting services for the company during 2012 (or currently performs such services) (each referred to herein as an “individual consultant”), on one hand, and any member of the compensation committee, on the other hand; (v) neither Compensia nor any individual consultant was during 2012 (or currently is) a holder of the company’s common stock; and     (vi) no business or personal relationship existed during 2012 (or currently exists) between any individual consultant, on one hand, and any of the company’s executive officers, on the other hand.
Executive Compensation Philosophy and Objectives
We operate in the highly competitive and dynamic technology industry, which is characterized by frequent technological advances and rapidly changing market requirements. To succeed in this environment, we must continuously develop and refine new and existing products and services, and to achieve these objectives, we need a highly talented and seasoned team of technical, sales, marketing, operations, financial and other business professionals. Our executive compensation philosophy recognizes that, given that the market for experienced management is highly competitive in our industry, key and core to our success is our ability to attract and retain the most highly-qualified executives to manage each of our business functions. We believe that executive officer compensation should be structured to provide competitive base salaries and benefits and the opportunity to participate in our company’s continued growth as an option holder and/or stockholder to attract and retain superior employees, and to provide incentive compensation (including equity compensation) to motivate executive officers to attain, and to reward executive officers for attaining established financial, operational and other goals that encourage our executive officers to increase stockholder value.
In determining the form and amount of compensation payable to the NEOs, we are guided by the following objectives and principles:

•
Compensation levels should be competitive to attract and retain key executives, and should reflect internal parity.  We aim to provide an executive compensation program that attracts, motivates and retains high performance individuals and rewards them for our achieving and maintaining a competitive position in our industry. Total compensation (i.e., maximum achievable compensation) should increase with position and responsibility.

•
Compensation should relate directly to performance, and incentive compensation should constitute a significant portion of total compensation.  We aim to foster a pay-for-performance culture, with a significant portion of total compensation being "at risk." Accordingly, a significant portion of total compensation should be tied to and vary with our financial, operational and strategic performance, as well as individual performance. Executives with greater roles and the ability to directly impact our strategic goals and long-term results should bear a greater proportion of the risk that these goals and results are not achieved. The amount of "at risk” pay is determined accordingly.

•
Long-term incentive compensation should align executives' interests with our stockholders' interests, and should reinforce a culture of ownership, excellence and responsiveness.  Awards of long-term incentives, including equity-based compensation, encourage executives to focus on our long-term growth and prospects and motivate executives to manage the company from the perspective of stockholders with a meaningful stake in our success, as well as to focus on a long-term career orientation.

•
Compensation should enable executives to share in the success that they help create.  We aim to motivate and reward our executive officers whose knowledge, skills and performance ensure our continued success. Our compensation programs are designed to recognize the impact of our executive officers on our company's achievements.

We view the components of our executive compensation program as related but distinct, and we regularly reassess the total compensation of our NEOs to ensure that our overall compensation objectives are met. We have considered, but not relied exclusively upon, the following factors in determining the appropriate level for each compensation component: (i) our understanding of the competitive market based on the collective experience of members of our compensation committee, their review of compensation surveys and their discussions with Compensia; (ii) our recruiting and retention goals; (iii) our view of internal equity and consistency; (iv) the length of service of our executive officers; and (v) our overall performance and other considerations that our compensation committee determines are relevant.
Each of the primary elements of our executive compensation program is discussed in more detail below. While we have identified particular compensation objectives that each element of executive compensation serves, our compensation programs are designed to be flexible and complementary and to collectively serve all of the executive compensation objectives described above. Accordingly, whether or not specifically mentioned below, we believe that, as a part of our overall executive compensation policy, each individual element, to a greater or lesser extent, serves each of our compensation objectives and that, collectively, they are effective in achieving our overall objectives.

Elements of Executive Compensation Program
The following describes the primary components of our executive compensation program for each of our NEOs, the rationale for that component and how compensation amounts are determined.
Base Salary
We provide our executive officers, including our NEOs, with a base salary to compensate them for services rendered to our company during the fiscal year. The base salary payable to each NEO is intended to provide a fixed and reliable component of compensation reflecting the executive's skill set, experience, role and responsibilities. Generally, initial base salary amounts were established based on consideration of, among other factors, the scope of the NEO’s responsibilities, years of service and the compensation committee's general knowledge of the competitive market based on, among other things, experience with other companies and our industry and comparative market data provided by Compensia.
Thereafter, the base salaries of our NEOs are reviewed annually by the compensation committee and merit salary increases are made as deemed appropriate based on such factors as the scope of an executive officer's responsibilities, individual contribution, prior experience and sustained performance. The compensation committee determined not to increase any of our NEOs’ base salaries in 2012 since base salaries had been increased in late 2011 in connection with our initial public offering. The base salaries of our NEOs in 2012 are set forth below under “Summary Compensation Table.”
Annual Performance-Based Compensation
We use cash bonuses to motivate our NEOs to achieve our financial and strategic objectives of immediate importance while making progress towards our longer-term growth and other goals. In 2012, all of our NEOs were eligible for annual cash bonuses under our 2012 executive management incentive bonus program. Determination of the bonus payouts for the NEOs is based the achievement of corporate objectives, individual performance and target bonus amounts assigned to each NEO under our bonus program (determined by reference to each executive officer’s base salary). For 2012, the target bonus opportunities for our NEOs were 60% (for our chief executive officer) and 40% (for each of our other NEO) of their respective base salaries. Actual bonuses payable were capped at 150% of each executive officer’s target bonus opportunity.
The corporate objectives for 2012 were tied to the achievement of: (i) 2012 revenue above certain specified levels, (ii)  positive 2012 GAAP net income, (iii) 2012 revenue backlog above certain specified levels, and (iv) strategic business and technical objectives. The level of achievement of the pre-established revenue, net income and revenue backlog objectives was based on performance during each of the first three quarters of 2012, as well performance over the full fiscal year 2012 period, while the achievement of the strategic objectives was based only on performance over the full fiscal year 2012. The strategic objectives were set by the compensation committee to be difficult to attain and were not expected to be attained at average or below average performance. Due to the number of strategic objectives established, no single strategic objective could have a material impact on the amount of compensation paid to any of our named executive officers with respect to 2012.

The 2012 pre-established corporate performance objectives and relevant weightings for such goals are set forth in the table below:

2012 Performance Objective	Weighting of Performance Objective (% of Target)	Actual 2012 Achievement ($)	Actual 2012 Achievement (% of Target)
2012 Revenue (1):
Quarter 1 Revenue > $15.4 million	6.67%	$16.0 million	6.67%
Quarter 2 Revenue > $16.2 million	6.67%	$16.3 million	6.67%
Quarter 3 Revenue > $18.5 million	6.66%	$16.1 million	3.84%
Total 2012 Revenue > $70 million	20%	$65.3 million	15.64%
	Total Weighting: 40%		32.82% (3)
Positive 2012 GAAP Net Income (2):
Positive Quarter 1 Net Income	5%	Negative	—
Positive Quarter 2 Net Income	5%	Negative	—
Positive Quarter 3 Net Income	5%	Negative	—
Positive Total 2012 Net Income	15%	Positive	—
	Total Weighting: 30%		0%
2012 Revenue Backlog (2):
Quarter 1 Backlog > $95 million	2.5%	$88.4 million	—
Quarter 2 Backlog > $95 million	2.5%	$74.6 million	—
Quarter 3 Backlog > $105 million	2.5%	$59.5 million	—
Total 2012 Backlog > $105 million	7.5%	$77.2 million	—
	Total Weighting: 15%		0%
2012 Strategic Business and Technical Objectives (4)	Total Weighting: 15%	Partially achieved	0%
_______________________________________________________________________________

(1)
For the purposes of cash bonus program, revenue is calculated by subtracting amounts reimbursed by our customers for third party out of pocket expenses from gross revenue. Achievement of at least 85% of this objective was required to trigger funding of the bonus pool. Attainment of our revenue goal at 100% of the target level funded the bonus pool at 100%, while attainment of our revenue goal at 85% of the target level funded the bonus pool at a reduced rate of 50%. Funding of the bonus pool increased 3.33% for each 1% of the revenue goal attained over and above 85% of target. Please see Note 3 below for additional detail.

(2)	100% achievement was required in each quarter and for full year in order to fund the bonus pool based on this performance objective.

(3)
Our revenue attainment during 2012 was less than 100% of target, but exceeded the 85% threshold required to fund the bonus pool. Accordingly, for 2012, the bonus pool was funded at a reduced rate of 50%. As noted above, funding of the bonus pool increased by 3.33% for each 1% of the applicable goal attained over and above the 85% threshold level. For example, our total 2012 revenue was achieved at approximately 93% (determined by dividing $65.3 million in actual revenue by the $70 million revenue target). As a result, the compensation committee increased the base funding level of the bonus pool (50%) by 3.33% for each percentage of the revenue goal attained over the 85% threshold (e.g., the excess of 93% over the 85% threshold, or 8%). Accordingly, our total 2012 revenue goal was deemed achieved at approximately 78% of target, which equals the sum of (i) 50%, the base funding level, plus (ii) 28% (e.g., 3.33% for each percentage of the revenue goal attained over the 85% threshold level).

(4)	The level of achievement for these performance objectives was insufficient to fund this portion of the bonus pool.

Based on our corporate performance, as set forth in the table above, the bonus pool was funded at 32.82% of the target bonus pool. Accordingly, the compensation committee determined to award bonuses to the NEOs equal to 32.82% of their respective target bonus opportunities. These amounts were then reviewed by the compensation committee and subject to discretionary increases by the compensation committee based on its assessment of the individual executive officer’s performance during 2012 (after taking into account recommendations by our chief executive officer, other than with respect to his own bonus). For 2012, the compensation committee determined to increase the bonuses awarded to Mr. Eidelman and Dr. Jaggi in respect of their superior performance during 2012, including Mr. Eidelman’s development of the finance function as a public company and Dr. Jaggi’s management of our intellectual property portfolio.
The actual annual bonuses awarded to our NEOs with respect to 2012 are set forth in the table below:

	Actual Bonus as a Percentage of
Executive	Target Bonus	Actual Bonus ($)
David E. Lazovsky	32.82%	$68,922
Tony P. Chiang	32.82%	$36,758
Peter L. Eidelman	34.72%	$37,916
John R. Behnke	32.82%	$34,133
Sandeep Jaggi	34.86%	$35,553
We have adopted similar executive incentive program, which is based on the achievement of revenue, net income and backlog objectives, has been adopted for 2013 with target bonus opportunities remaining at 60% of base salary for our chief executive officer and 40% of base salary for our other NEOs.
Long-Term Equity-Based Incentives
The goals of our long-term equity-based awards are to reward and encourage long-term corporate performance based on the value of our common stock and, thereby, to align the interests of our executive officers, including our NEOs, with those of our stockholders. We maintain the 2011 Incentive Award Plan, or the 2011 Plan, to attract and retain the best available personnel for positions of substantial responsibility, to provide equity incentives to our employees, consultants and non-employee directors and to promote the success of our business. We do not currently have any formal stock ownership requirements or guidelines for our NEOs, given the limited market for our securities. We will continue to periodically review best practices and re-evaluate our position with respect to such requirements or guidelines.
Historically we have made annual grants of options to purchase shares of our common stock to our NEOs. In 2012, the compensation committee determined to grant awards of restricted stock (in addition to stock options) to our NEOs. Since our NEOs are able to benefit from stock options only if the market price of our common stock increases relative to the option's exercise price, we believe stock options provide meaningful incentives to our NEOs to achieve increases in the value of our stock over time and are an effective tool for meeting our compensation goal of increasing long-term stockholder value by tying the value of these stock options to our future performance. In contrast, restricted stock grants are generally made in exchange for nominal consideration, and therefore confer full value of the shares upon recipients and encourage recipients to maximize the value of our common stock. We also believe stock option and restricted stock awards encourage the retention of our NEOs because the vesting of such equity awards is largely based on continued employment. Accordingly, we believe that providing a mix of restricted stock and stock options furthers our compensation objectives by motivating our NEOs to remain employed with us, to increase stockholder value and to hold their shares of our common stock for an extended duration.
Each year, the compensation committee, based on recommendations from our chief executive officer and its review of competitive market survey data, approves a pool of shares to be awarded to employees as annual equity awards and reserves a portion of the pool for equity awards to be granted to the executive management team. However, there is no set program for equity incentive awards, and our compensation committee retains discretion to grant equity awards to employees at any time, including in connection with the promotion of an employee, to reward an employee for exceptional performance, for retention purposes or in other circumstances recommended by management.
Stock options have a per share exercise price that is not less than the closing trading price of a share of our common stock on the grant date. The stock options granted to the NEOs in 2012 vest over a four-year period as follows: 25% of the shares underlying an option vest on the first anniversary of the vesting commencement date, and the remainder of the shares underlying an option vest in substantially equal monthly installments over the next 36 months. The restricted stock awards granted to the NEOs in 2012 vest over a four-year period with respect to 25% of the shares subject thereto on each of the first four anniversaries of the vesting commencement. We believe the vesting schedules for our stock options and restricted stock awards appropriately encourage long-term employment with our company while allowing our executives to realize compensation in line with the value they have created for our stockholders.
In January 2012, each NEO was granted an option to purchase shares of our common stock as part of our annual “refresher” grant process. In determining the size of these awards, the compensation committee approved a pool of approximately 832,000 shares, of which 24.36% were reserved for executives. In determining the size of the pool and the allocation to NEOs, the compensation committee, or with respect to our chief executive officer, the board of directors, received input from Compensia and, other than with respect to himself, our chief executive officer, reviewed a summary of peer group data from Compensia, drew upon the experience of its members with similar companies, and considered the role and responsibility of each NEO and the perceived need to reward and retain the NEO.

In March 2012, each NEO was granted an award of restricted stock as part of a special grant program approved by the compensation committee (or the board of directors with respect to our chief executive officer) for all employees which was intended to retain and motivate the employees through a period of organizational change. The compensation committee approved a pool of approximately 274,000 shares that were granted to employees, including our NEOs, in the same proportions as the stock option grants made in January 2012. Executive officers, including our NEOs, received grants of restricted stock while other employees received restricted stock unit awards. The compensation committee determined that restricted stock awards and restricted stock unit awards were appropriate to align our executives’ and employees’ interests with those of our stockholders while limiting the number of shares subject to the award. A ratio of approximately 1 share of restricted stock or 1 restricted stock unit, as applicable, to 3 option shares was used to determine the size of each grant.
The table below sets forth the equity awards granted to our NEOs during 2012:

Executive	January 2012 Stock Option Grant	March 2012 Restricted Stock Grant
David E. Lazovsky	55,000 shares	18,150 shares
Peter L. Eidelman	37,500 shares	12,375 shares
Tony P. Chiang	40,000 shares	13,200 shares
John R. Behnke	35,000 shares	11,550 shares
Sandeep Jaggi	35,000 shares	11,550 shares
Retirement Savings
We maintain a qualified retirement savings plan under section 401(k) of the Internal Revenue Code, or the Code, to provide retirement benefits to our eligible employees. Eligible employees may defer a portion of their compensation, within limits prescribed under the Code, on a pre-tax basis to the 401(k) plan. Historically, the 401(k) plan has been funded entirely with employee contributions; however, in the future, we may match a portion of our employees' annual contributions, within prescribed limits.
Employee Benefits and Perquisites
All of our full-time employees, including our NEOs, are eligible to participate in our health and welfare plans, including:

•	medical, dental and vision benefits;

•	medical and dependent care flexible spending accounts;

•	short-term and long-term disability insurance; and

•	life insurance.
We believe that these benefits comprise key elements of a comprehensive compensation program. Our health and welfare benefits help ensure that the compensation packages of our NEOs are market competitive. Our employee benefit programs are designed to be affordable and competitive in relation to the market. In 2012, none of our executive officers, including our NEOs, received any personal benefits or perquisites that were not made generally available to all of our full-time employees.
Severance and Change in Control Benefits
As described more fully below in the section entitled "—Potential Payments Upon Termination or Change in Control," we have entered into change in control severance agreements with our NEOs that provide for various severance and change in control benefits. We believe that the protections contained in these agreements will help to ensure the day-to-day stability necessary to enable our NEOs to properly focus their attention on their duties and responsibilities with our company and will provide security with regard to some of the most uncertain events relating to continued employment, thereby limiting concern and uncertainty and promoting productivity. For a description of the material terms of these agreements, see "—Potential Payments Upon Termination or Change in Control" below.

Impact of Say-On-Pay Advisory Vote
At our 2012 annual meeting, holders of more than 98% of our common stock voted to approve the compensation of the NEOs. Although this “say-on-pay” vote is advisory and non-binding, the compensation committee values the input of our stockholders and considered the outcome of the vote when determining our executive compensation program for 2012. The compensation committee evaluated the results of the 2012 vote and noting the stockholders’ support for our named executive officers’ compensation, we did not materially change our approach to executive compensation during 2012. The compensation committee intends to continue to take into consideration the outcome of our stockholders’ future advisory say-on-pay votes when making future compensation decisions for the NEOs.
Tax and Accounting Considerations
Internal Revenue Code Section 162(m).    Generally, Section 162(m) of the Code, or Section 162(m), disallows a tax deduction for any publicly-held corporation for individual compensation exceeding $1.0 million in any taxable year to its chief executive officer and each of its other NEOs, other than its chief financial officer, unless compensation qualifies as "performance-based compensation" within the meaning of the Code. Where reasonably practicable and to the extent that the Section 162(m) deduction disallowance becomes applicable to our company, our compensation committee may seek to qualify the variable compensation paid to our NEOs for an exemption from the deductibility limitations. As such, in approving the amount and form of compensation for our NEOs, our compensation committee considers all elements of the cost to us of providing such compensation, including the potential impact of Section 162(m). However, our compensation committee may, in its judgment, authorize compensation payments that do not comply with the exemptions in Section 162(m) when it believes that such payments are appropriate to attract and retain executive talent.
Internal Revenue Code Section 409A.  Section 409A of the Code requires that "nonqualified deferred compensation" be deferred and paid under plans or arrangements that satisfy the requirements of the Code with respect to the timing of deferral elections, timing of payments and certain other matters. Failure to satisfy these requirements can expose employees and other service providers to accelerated income tax liabilities, penalty taxes and interest on their vested compensation under such plans. Accordingly, as a general matter, we design and administer our compensation and benefits plans and arrangements for all of our employees and other service providers, including our NEOs, so that they are either exempt from or comply with the requirements of Section 409A of the Code.
Internal Revenue Code Section 280G.  Section 280G of the Code, or Section 280G, disallows a tax deduction with respect to excess parachute payments to certain executives of companies that undergo a change in control. In addition, Section 4999 of the Code, or Section 4999, imposes a 20% excise tax on the individual with respect to the excess parachute payment. Parachute payments are compensation linked to or triggered by a change in control and may include, but are not limited to, bonus payments, severance payments, certain fringe benefits, and payments and acceleration of vesting from long-term incentive plans including stock options and other equity-based compensation. Excess parachute payments are parachute payments that exceed a threshold determined under Section 280G based on the executive's prior compensation. In approving the compensation arrangements for our NEOs, our compensation committee considers all elements of the cost to the company of providing such compensation, including the potential impact of Section 280G. However, our compensation committee may, in its judgment, authorize compensation arrangements that could give rise to loss of deductibility under Section 280G and the imposition of excise taxes under Section 4999 when it believes that such arrangements are appropriate to attract and retain executive talent.
Accounting for Stock-Based Compensation.  We follow ASC Topic 718, for our stock-based compensation awards. ASC Topic 718 requires companies to calculate the grant date "fair value" of their stock-based awards using a variety of assumptions. ASC Topic 718 also requires companies to recognize the compensation cost of their stock-based awards in their income statements over the period that an employee is required to render service in exchange for the award. Grants of stock options, restricted stock, restricted stock units and other equity-based awards under our equity incentive award plans will be accounted for under ASC Topic 718. Our compensation committee regularly considers the accounting implications of significant compensation decisions, especially in connection with decisions that relate to our equity incentive award plans and programs. As accounting standards change, we may revise certain programs to appropriately align accounting expenses of our equity awards with our overall executive compensation philosophy and objectives.

Summary Compensation Table
The following table sets forth information concerning the compensation of our NEOs for the years ended December 31, 2010, December 31, 2011 and December 31, 2012:

Name and Position	Year	Salary ($)	Bonus ($) (1)	Stock Awards ($) (2)	Option Awards ($)(2)	Non-Equity Incentive Compensation ($)(3)	Total ($)
David E. Lazovsky	2012	350,000	—	112,349	271,172	68,922	802,443
Chief Executive Officer and President	2011	316,042	75,000	—	179,540	—	570,582
	2010	256,875	235,000	—	270,225	—	762,100
Peter L. Eidelman	2012	273,000	2,077	80,314	184,890	35,839	576,120
Chief Financial Officer	2011	256,841	61,000	—	85,495	—	403,336
	2010	234,945	72,000	—	144,120	—	451,065
Tony P. Chiang	2012	280,000	—	85,668	197,216	36,758	599,642
Chief Technology Officer	2011	274,672	40,000	—	128,243	—	442,915
	2010	252,240	100,200	—	270,225	—	622,665
John R. Behnke	2012	260,000	—	74,960	172,561	34,133	541,654
Senior Vice President and General Manager, Semiconductor Group	2011	209,167	10,000	—	102,594	78,966	400,727
Sandeep Jaggi	2012	255,000	2,077	74,960	172,561	33,476	538,074
General Counsel and Senior Vice President of Intellectual Property
_______________________________________________________________________________

(1)
2012 amounts reflect the payment of discretionary annual bonuses awarded to certain of our NEOs over and above the non-equity incentive plan amounts determined by reference to our pre-established corporate objectives. Refer to the section entitled “Annual Performance-Based Compensation” above for more information.

(2)
Amounts reflect the full grant date fair value of restricted stock awards and stock options, computed in accordance with ASC Topic 718. The assumptions used to calculate the value of all restricted stock and stock option awards made to NEOs are set forth in Note 8 to our consolidated financial statements included in our 2012 Annual Report on Form 10-K filed with the SEC on March 4, 2013. There can be no assurance that awards will vest or, with respect to stock options, will be exercised (and if the awards do not vest or are not exercised, as applicable, no value will be realized by the individual), or that the value of the stock options upon exercise will approximate the aggregate grant date fair value determined under ASC Topic 718.

(3)	2012 amounts reflect each NEO’s payout under our 2012 annual cash incentive program based upon the level of achievement of our pre-established corporate objectives.

Grant of Plan-Based Awards Table
The following table sets forth information regarding grants of plan-based awards made to our NEOs for the year ended December 31, 2012:

		Estimated Possible Payouts Under Non-Equity Incentive Plan Awards (1)			All Other Stock Awards: Number of Shares of Stock (#) (2)	All Other Option Awards: Number of Securities Underlying Options(#) (3)	Exercise or Base Price of Option Awards ($/Sh)	Grant Date Fair Value of Stock and Option Awards ($)(4)

Name	Grant Date	Threshold ($)	Target ($)	Maximum ($)
David E. Lazovsky	March 29, 2012	—	—	—	18,150	—	—	112,349
	January 23, 2012	—	—	—	—	55,000	$8.84	271,172
	2012 Non-Equity Incentive Award	—	210,000	315,000	—	—	—
Peter L. Eidelman	March 26, 2012	—	—	—	12,375	—	—	80,314
	January 23, 2012	—	—	—	—	37,500	$8.84	184,890
	2012 Non-Equity Incentive Award		109,200	163,800	—	—	—
Tony P. Chiang	March 26, 2012	—	—	—	13,200	—	—	85,668
	January 23, 2012	—	—	—	—	40,000	$8.84	197,216
	2012 Non-Equity Incentive Award		112,000	168,000	—	—	—
John R. Behnke	March 26, 2012	—	—	0	11,550	—	—	74,960
	January 23, 2012	—	—	--	—	35,000	$8.84	172,561
	2012 Non-Equity Incentive Award	--	104,000	156,000	—	—	—
Sandeep Jaggi	March 26, 2012	—	—	—	11,550	—	—	74,960
	January 23, 2012	—	—	—	—	35,000	$8.84	172,561
	2012 Non-Equity Incentive Award	—	102,000	153,000	—	—	—
_______________________________________________________________________________

(1)	Reflects the range of payouts that could potentially be earned under our 2012 bonus program. Please see the section entitled “Annual Performance-Based Compensation” above for more information.

(2)
These restricted stock awards vest in four substantially equal installments on each of March 1, 2013, 2014, 2015 and 2016, subject to continued employment through the applicable vesting date and accelerated vesting under certain circumstances, as described under the section entitled "Potential Payments Upon Termination or Change in Control" below.

(3)
These stock options vest with respect to 25% of the initial shares subject to the option on February 1, 2013, and with respect to 1/48th of the initial shares subject to the option on each monthly anniversary of February 1, 2013 thereafter, subject to continued employment through the applicable vesting date and accelerated vesting under certain circumstances, as described under the section entitled "Potential Payments Upon Termination or Change in Control" below.

(4)
Amounts reflect the full grant date fair value of restricted stock awards and stock options granted in 2012, computed in accordance with ASC Topic 718. The assumptions used to calculate the value of all restricted stock and stock option awards made to NEOs are set forth in Note 8 to our consolidated financial statements included in our Annual Report on Form 10-K filed with the SEC on March 4, 2013.

Outstanding Equity Awards at Fiscal Year End
The following table sets forth information regarding outstanding equity awards held as of December 31, 2012 by our NEOs:

		Option Awards(1)				Stock Awards(2)
Name	Vesting Commencement Date	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Option Exercise Price ($/Share)	Option Expiration Date	Number of Shares of Stock that Have Not Vested (#)	Market Value of Shares of Stock that Have Not Vested ($) (3)
David E. Lazovsky	September 5, 2007	300,000	—	1.66	September 4, 2017	—	—
	January 20, 2009	195,833	4,167	2.00	January 19, 2019	—	—
	February 4, 2010	132,807	54,693	2.66	February 3, 2020	—	—
	March 31, 2011	24,063	28,437	6.20	March 30, 2021	—	—
	February 1, 2012	—	55,000	8.84	January 22, 2022	—	—
	March 1, 2012	—	—	—	—	18,150	161,535
Peter L. Eidelman	May 5, 2006	273,500	—	0.20	May 4, 2016	—	—
	September 5, 2007	57,500	—	1.66	September 4, 2017	—	—
	January 20, 2009	102,813	2,187	2.00	January 19, 2019	—	—
	February 4, 2010	70,833	29,167	2.66	February 3, 2020	—	—
	March 31, 2011	11,458	13,542	6.20	March 30, 2021	—	—
	February 1, 2012	—	37,500	8.84	January 22, 2022	—	—
	March 1, 2012	—	—	—	—	12,375	110,138
Tony P. Chiang	June 15, 2005	868,873	—	0.10	June 14, 2015	—	—
	September 5, 2007	100,000	—	1.66	September 4, 2017	—	—
	January 20, 2009	195,833	4,167	2.00	January 19, 2019	—	—
	February 4, 2010	132,812	54,688	2.66	February 3, 2020	—	—
	March 31, 2011	17,187	20,313	6.20	March 30, 2021	—	—
	February 1, 2012	—	40,000	8.84	January 22, 2022	—	—
	March 1, 2012	—	—	—	—	13,200	117,480
John R. Behnke	October 22, 2009	175,416	52,084	2.00	October 21, 2019	—	—
	March 31, 2011	13,750	16,250	6.20	March 30, 2021	—	—
	February 1, 2012	—	35,000	8.84	January 22, 2022	—	—
	March 1, 2012	—	—	—	—	11,550	102,795
Sandeep Jaggi	August 19, 2010	151,041	98,959	2.66	August 18,2020	—	—
	March 31, 2011	11,458	13,542	6.20	March 30, 2021	—	—
	February 1, 2012	—	35,000	8.84	January 22, 2022	—	—
	March 1, 2012	—	—	—	—	11,550	102,795
_______________________________________________________________________________

(1)
Each stock option vests with respect to 25% of the initial shares subject to the option on the first anniversary of the vesting commencement date, and with respect to 1/48th of the initial shares subject to the option in monthly installments over the three-year period thereafter, subject to continued service with our company through the applicable vesting dates and accelerated vesting under certain circumstances, as described under the section entitled "Potential Payments Upon Termination or Change in Control" below.

(2)
Each restricted stock award vests in four substantially equal installments on each anniversary of the vesting commencement date, subject to continued employment through the applicable vesting date and accelerated vesting under certain circumstances, as described under the section entitled "Potential Payments upon Termination or Change in Control" below.

(3)	Calculated based on the closing trading price of our common stock on December 31, 2012 ($8.90).

2012 Option Exercises and Stock Vested
The table below sets forth the stock options exercised by our NEOs during 2012. None of the restricted stock awards held by our NEOs vested in 2012.

	Option Awards
Executive	Number of Shares Acquired Upon Exercise (#)	Value Realized Upon Exercise ($) (1)
David E. Lazovsky	—	—
Peter L. Eidelman	39,000	$274,204
Tony P. Chiang	256,127	$1,799,747
John R. Behnke	22,500	$112,976
Sandeep Jaggi	—	—

(1)	Amounts shown were calculated based on the closing trading price of our common stock on the applicable exercise date, less the applicable exercise price.

Potential Payments upon Termination or Change in Control
Change in Control Severance Agreements
We previously entered into change in control severance agreements (the "CIC Severance Agreements") with each of our NEOs, which became effective upon the consummation of our initial public offering in 2011. Under the terms of these agreements, each NEO would be entitled to the payments and benefits described below upon a qualifying termination of employment.
Change in Control and Involuntary Termination
If, on or after the first anniversary of the NEO's commencement of employment, the NEO's employment is terminated by us other than for "cause" or by the NEO for "good reason" (each as defined in the CIC Severance Agreement) on or within the one-month period preceding, or the one-year period following, a "change in control" (as defined in the CIC Severance Agreement), the NEO will be entitled to:

•	the payment of accrued salary, bonus, vacation and expense reimbursement;

•	accelerated vesting of all equity compensation then held by the NEO (to the extent then unvested);

•	a lump sum payment equal to one times (or, with respect to Mr. Lazovsky, 1.5 times) the sum of the NEO's annual base salary and his target annual bonus; and

•	company-paid premiums for COBRA continuation coverage for up to 18 months (Mr. Lazovsky) or 12 months (all other NEOs) after the date of termination.
Involuntary Termination
If, on or after the first anniversary of the NEO's commencement of employment, the NEO's employment is terminated by us other than for "cause" or by the NEO for "good reason" at any time other than the period beginning one month preceding and ending one year following a "change in control," the NEO will be entitled to:

•	the payment of accrued salary, bonus, vacation and expense reimbursement;

•	a lump sum payment equal to 12 months (Mr. Lazovsky) or six months (all other NEOs) of the NEO's annual base salary; and

•	company-paid premiums for COBRA continuation coverage for up to 12 months (Mr. Lazovsky) or six months (all other NEOs) after the date of termination.
Each NEO's right to receive the severance payments described above is subject to continued compliance with certain restrictive covenants and the applicable executive's delivery of an effective general release of claims in favor of the company.
Summary of Potential Payments
The following table summarizes the payments that would be made to certain of our NEOs upon the occurrence of certain qualifying terminations of employment in connection with a change in control, assuming such NEO's termination of employment with us occurred on December 31, 2012 and, where relevant, that a change in control of Intermolecular occurred on December 31, 2012. Amounts shown in the table below do not include accrued but unpaid salary or other benefits earned or accrued by the NEO that are available to all salaried employees, such as accrued vacation.

Name	Benefit	Termination Without Cause, For Good Reason (No Change of Control)($)		Termination Without Cause, For Good Reason In Connection with a Change of Control ($)
David E. Lazovsky	Cash Severance	350,000	(1)	525,000	(2)
	Accelerated Vesting	—		611,652	(3)
	Healthcare Continuation(4)	23,981		35,972
	Total	373,981		1,172,624

Peter L. Eidelman	Cash Severance	136,500	(1)	273,000	(2)
	Accelerated Vesting	—		346,043	(3)
	Healthcare Continuation(4)	11,991		23,981
	Total	148,491		643,024

Tony P. Chiang	Cash Severance	140,000	(1)	280,000	(2)
	Accelerated Vesting	—		544,731	(3)
	Healthcare Continuation(4)	9,985		19,970
	Total	149,985		844,701

John R. Behnke	Cash Severance	130,000	(1)	260,000	(2)
	Accelerated Vesting	—		508,150	(3)
	Healthcare Continuation(4)	11,991		23,981
	Total	141,991		792,131

Sandeep Jaggi	Cash Severance	127,500	(1)	255,000	(2)
	Accelerated Vesting	—		758,963	(3)
	Healthcare Continuation(4)	3,673		7,347
	Total	131,173		1,021,310
_______________________________________________________________________________

(1)	Represents a lump sum cash severance payment equal to 12 months (Mr. Lazovsky) or six months (all other NEOs) of the NEO's annual base salary.

(2)	Represents a lump sum cash severance payment equal to 1.5 times (Mr. Lazovsky) or one times (all other NEOs) the sum of the NEO's annual base salary and target bonus for 2012.

(3)
Represents the aggregate value of the NEO's unvested equity awards that would have vested on an accelerated basis. The value of stock options was determined by multiplying the number of accelerating option shares by the closing trading price of our common stock on December 31, 2012 ($8.90) and subtracting the applicable exercise prices. The value of restricted stock awards was determined by multiplying the number of accelerating restricted shares by the closing trading price of our common stock on December 31, 2012 ($8.90).

(4)
Represents the aggregate full premium payments that would be required to be paid to or on behalf of the NEO to provide continued health insurance coverage under COBRA (based on the executive's health insurance coverage as of December 31, 2012) for the payout period provided under each NEO's CIC Severance Agreement.

In connection with Mr. Behnke’s resignation on March 8, 2013, in exchange for a general release of claims and continued adherence to certain restrictive covenants, we have agreed to provide Mr. Behnke with payments and benefits consistent with the terms of his CIC Severance Agreement and comprised of (i) a lump sum payment of $134,550, which constitutes six months of his annual base salary, and (ii) company-paid premiums for COBRA continuation coverage for up to six months after the date of his resignation, which we estimate to have a value of $11,991 based on current COBRA rates. In accordance with the terms of our health plan, Mr. Behnke also received continued health benefits through March 31, 2013.

Limitation of Liability and Indemnification
Our amended and restated certificate of incorporation and amended and restated bylaws provide that we indemnify our directors, officers, employees and agents to the fullest extent permitted by the Delaware General Corporation Law, which prohibits our amended and restated certificate of incorporation from limiting the liability of our directors for the following:

•	any breach of the director's duty of loyalty to us or to our stockholders;

•	acts or omissions not in good faith or that involve intentional misconduct or a knowing violation of law;

•	unlawful payment of dividends or unlawful stock repurchases or redemptions; and

•	any transaction from which the director derived an improper personal benefit.
If Delaware law is amended to authorize corporate action further eliminating or limiting the personal liability of a director, then the liability of our directors will be eliminated or limited to the fullest extent permitted by Delaware law, as so amended. Our amended and restated certificate of incorporation does not eliminate a director's duty of care and, in appropriate circumstances, equitable remedies, such as injunctive or other forms of non-monetary relief, remain available under Delaware law. This provision also does not affect a director's responsibilities under any other laws, such as the federal securities laws or other state or federal laws. Under our amended and restated bylaws, we are also empowered to enter into indemnification agreements with our directors, officers, employees and other agents and to purchase insurance on behalf of any person whom we are required or permitted to indemnify.
In addition to the indemnification required in our amended and restated certificate of incorporation and amended and restated bylaws, we have entered into indemnification agreements with each of our current directors, officers and certain employees. These agreements provide for the indemnification of our directors, officers and certain employees for all reasonable expenses and liabilities incurred in connection with any action or proceeding brought against them by reason of the fact that they are or were our agents. We believe that these provisions in our amended and restated certificate of incorporation and amended and restated bylaws and indemnification agreements are necessary to attract and retain qualified persons as directors and officers. Furthermore, we have obtained director and officer liability insurance to cover liabilities our directors and officers may incur in connection with their services to us. This description of the indemnification provisions of our amended and restated certificate of incorporation, our amended and restated bylaws and our indemnification agreements is qualified in its entirety by reference to these documents, each of which is referenced as an exhibit to our Annual Report on Form 10-K filed with the SEC on March 16, 2012.
The limitation of liability and indemnification provisions in our amended and restated certificate of incorporation and amended and restated bylaws may discourage stockholders from bringing a lawsuit against directors for breach of their fiduciary duties. They may also reduce the likelihood of derivative litigation against directors and officers, even though an action, if successful, might benefit us and our stockholders. A stockholder's investment may be harmed to the extent we pay the costs of settlement and damage awards against directors and officers pursuant to these indemnification provisions. Insofar as indemnification for liabilities arising under the Securities Act may be permitted to our directors, officers and controlling persons pursuant to the foregoing provisions, or otherwise, we have been advised that, in the opinion of the SEC, such indemnification is against public policy as expressed in the Securities Act, and is, therefore, unenforceable. There is no pending litigation or proceeding naming any of our directors or officers as to which indemnification is being sought, nor are we aware of any pending or threatened litigation that may result in claims for indemnification by any director or officer.

Rule 10b5-1 Sales Plans
Certain of our directors and executive officers have adopted written plans, known as Rule 10b5-1 Sales Plans, pursuant to which they have contracted with a broker to sell shares of our common stock on a periodic, non-discretionary basis. Under a Rule 10b5-1 Sales Plan, a broker executes trades pursuant to parameters established by the director or officer at the time he enter into the plan, but after establishing the plan the director or officer cannot provide any additional direction to the broker. The director or officer may amend or terminate the plan in limited circumstances. Our directors and executive officers may adopt additional 10b5-1 plans in the future, and they may also buy or sell shares of our common stock outside of a Rule 10b5-1 plan when they are not in possession of material, nonpublic information.

Equity Compensation Plan Information
The following table provides information about the securities authorized for issuance under our equity compensation plans as of December 31, 2012:

Plan Category	Number of Securities to be Issued upon Exercise of Outstanding Options and Restricted Stock Units	Weighted-average Exercise Price of Outstanding Options and Restricted Stock Units	Number of Securities Remaining Available for Future Issuance under Equity Compensation Plans(1)
Equity compensation plans approved by security holders(2)	7,600,430 (3)	$3.57 (4)	5,001,956
Equity compensation plans not approved by security holders	—	—	—
Total	7,600,430	$3.57	5,001,956
_______________________________________________________________________________

(1)	Excludes securities to be issued upon the exercise of outstanding options, warrants and rights.

(2)
Consists of the Intermolecular, Inc. 2011 Incentive Award Plan and the Intermolecular, Inc. 2004 Equity Incentive Plan (Amended and Restated September 5, 2007). We terminated the 2004 Plan on October 26, 2011 in connection with the adoption of the 2011 Plan. No new awards may be granted under the 2004 Plan following its termination, but awards outstanding at the time of termination remain outstanding in accordance with their terms.

(3)	Includes 174,013 shares that may be issued under restricted stock unit awards at December 31, 2012.

(4)	Excludes 174,013 shares that may be issued under restricted stock unit awards.

SECURITY OWNERSHIP OF DIRECTORS AND EXECUTIVE OFFICERS AND
CERTAIN BENEFICIAL OWNERS
The following table sets forth, as of March 31, 2013, the total number of shares owned beneficially by each of our directors, and NEOs, individually, all of our directors and executive officers as a group, and the present owners of 5% or more of our total outstanding shares.
The number of shares beneficially owned by each stockholder is determined under rules issued by the SEC. Under these rules, beneficial ownership includes any shares as to which the individual or entity has sole or shared voting power or investment power. In addition, these rules provide that an individual or entity beneficially owns any shares issuable upon the exercise of stock options or warrants held by such person or entity that were exercisable on March 31, 2013 or within 60 days after March 31, 2013; and any reference in the footnotes to this table to stock options or warrants refers only to such options or warrants. In computing the percentage ownership of each individual and entity, the number of outstanding shares of common stock includes, in addition to the 44,620,788 shares outstanding as of March 31, 2013, any shares subject to options or warrants held by that individual or entity that were exercisable on or within 60 days after March 31, 2013. These shares are not considered outstanding, however, for the purpose of computing the percentage ownership of any other stockholder. Each of the stockholders listed has sole voting and investment power with respect to the shares beneficially owned by the stockholder unless noted otherwise, subject to community property laws where applicable. Unless otherwise noted below, the address of each beneficial owner listed on the table is c/o Intermolecular, Inc., 3011 N. First Street, San Jose, California 95134.

	Shares Beneficially Owned
Name and Address of Beneficial Owner	Number	Percentage
5% Stockholders
ATMI, Inc.(1)	3,857,242	8.6%
Advanced Technology Investment Company LLC(2)	2,944,650	6.6%
Park West Asset Management LLC(3)	3,042,530	6.8%
Entities affiliated with CMEA Ventures(4)	7,548,443	16.9%
Entities affiliated with Redpoint Ventures(5)	7,595,039	17.0%
U.S. Venture Partners(6)	4,280,780	9.6%
Directors and Executive Officers
David E. Lazovsky(7)	4,266,073	9.4%
Peter L. Eidelman(8)	552,065	1.2%
Tony P. Chiang(9)	1,319,092	2.9%
Sandeep Jaggi(10)	232,381	*
Thomas R. Baruch(11)	7,683,443	17.2%
Marvin D. Burkett(12)	22,500	*
Irwin Federman(13)	4,290,780	9.6%
Bruce M. McWilliams(14)	240,625	*
George M. Scalise(15)	200,000	*
John L. Walecka(16)	7,605,039	17.0%
All of our directors and executive officers as a group (13 persons)(17)	26,942,035	56.1%
Former Executive Officer
John R. Behnke(18)	210,762	*
*Represents a beneficial ownership of less than 1%.

(1)	Based upon a Schedule 13G filed with the SEC on February 13, 2012. The address of ATMI, Inc. is 7 Commerce Drive, Danbury, Connecticut 06810.

(2)
Based upon a Schedule 13G filed with the SEC on February 13, 2013. The address of Mubadala Development Company PJSC is Post Office Box 45005, Abu Dhabi, United Arab Emirates. Includes (i) 1,614,624 shares held by Advanced Technology Investment Company LLC and (ii) 1,330,026 shares held by MDC Capital (Cayman) Limited, as trustee for Fifty‑First Investment Company LLC.

(3)	Based upon a Schedule 13G/A filed with the SEC on February 14, 2013. The address of Park West Asset Management LLC is 900 Larkspur Landing Circle, Suite 165, Larkspur, California 94939.

(4)
Based upon a Schedule 13G filed with the SEC on March 6, 2012. Includes: (i) 7,375,500 shares held by CMEA Ventures VI, L.P. (CMEA VI) and (ii) 172,943 shares held by CMEA Ventures VI GmbH & Co. KG (CMEA VI GmbH). CMEA Ventures VI Management, L.P. (CMEA VI Mgmt) is the general partner of each of CMEA VI and CMEA VI GmbH. Thomas R. Baruch, David J. Collier, Karl D. Handelsman, Faysal A. Sohail and James F. Watson are the general partners of CMEA VI Mgmt and, as such, have voting and dispositive power over these shares. Each disclaims beneficial ownership of the shares held by these entities, except to the extent of any pecuniary interest therein. The address of each of the entities affiliated with CMEA Ventures is One Letterman Drive, Building C, Suite CM500, San Francisco, California 94129.

(5)
Based upon a Schedule 13G filed with the SEC on February 13, 2012. Includes: (i) 7,423,391 shares held by Redpoint Ventures II, L.P. (RV II) and (ii) 171,648 shares held by Redpoint Associates II, LLC (RA II). Redpoint Ventures II, LLC (RV II LLC), a Delaware limited liability company, is the sole general partner of RV II. Voting and dispositive decisions with respect to shares held by RV II and RA II are shared by Jeffery D. Brody, R. Thomas Dyal, Timothy M. Haley, G. Bradford Jones, John L. Walecka and Geoffrey Y. Yang in their capacities as managing members of each of RV II and RA II. Each disclaims beneficial ownership of the shares held by these entities, except to the extent of any pecuniary interest therein. The address of each of the entities affiliated with Redpoint Ventures is 3000 Sand Hill Road, Building Two, Suite 290, Menlo Park, California 94025

(6)
Based upon a Schedule 13G/A filed with the SEC on February 6, 2013. Includes 4,280,780 shares held by U.S. Venture Partners IX, L.P. (USVP IX). Presidio Management Group IX, LLC (PMG IX) is the general partner of USVP IX. Each of Irwin Federman, Winston S. Fu, Steven M. Krausz, David E. Liddle, Paul Matteucci, Jonathan D. Root, Christopher Rust, Casey M. Tansey and Philip M. Young are the managing members of PMG IX and may be deemed to share voting and dispositive power over the shares held by USVP IX. Such persons disclaim beneficial ownership of the shares held by USVP IX, except to the extent of any pecuniary interest therein. The address of U.S. Venture Partners is 2735 Sand Hill Road, Menlo Park, California 94025.

(7)
Consists of: (i) 3,040,221 shares held by David E. Lazovsky, (ii) 189,513 shares held by The David E. Lazovsky 2010 Annuity Trust, (iii) 189,513 shares held by The Juel D. Lazovsky 2010 Annuity Trust, (iv) 35,487 shares held by Juel D. Lazovsky,

(v) 45,882 shares held by The Lazovsky 2010 Irrevocable Children's Trust, (vi) 708,988 shares that may be acquired pursuant to the exercise of stock options within 60 days of March 31, 2013 by Mr. Lazovsky, (vii) 16,469 shares of restricted common stock that vest over four years with a vesting commencement date of March 1, 2012 and (viii) 40,000 shares of restricted common stock that vest over four years with a vesting commencement date of February 4, 2013.

(8)
Consists of 523,530 shares of common stock issuable upon exercise of stock options held by Peter L. Eidelman within 60 days of March 31, 2013, 11,035 shares of restricted common stock that vest over four years with a vesting commencement date of March 1, 2012 and 17,500 shares of restricted common stock that vest over four years with a vesting commencement date of January 25, 2013.

(9)
Consists of: (i) 50,000 shares held by Tony P. Chiang, (ii) 1,242,317 shares of common stock issuable upon exercise of stock options within 60 days of March 31, 2013, (iii) 11,775 shares of restricted common stock that vest over four years with a vesting commencement date of March 1, 2012 and (iv) 15,000 shares of restricted common stock that vest over four years with a vesting commencement date of January 25, 2013.

(10)
Consists of 202,081 shares of common stock issuable upon exercise of stock options held by Sandeep Jaggi within 60 days of March 31, 2013, 10,300 shares of restricted common stock that vest over four years with a vesting commencement date of March 1, 2012 and 20,000 shares of restricted common stock that vest over four years with a vesting commencement date of January 25, 2013.

(11)
Consists of the shares described in Note (4) above. Mr. Baruch disclaims beneficial ownership of the shares held by the entities affiliated with CMEA Ventures as described in Note (4) above, except to the extent of his pecuniary interest therein. Also includes 135,000 shares that may be acquired pursuant to the exercise of stock options within 60 days of March 31, 2013.

(12)	Consists of 22,500 shares of common stock issuable upon exercise of stock options within 60 days of March 31, 2013.

(13)
Consists of the shares described in Note (6) above. Mr. Federman disclaims beneficial ownership of the shares held by the entities affiliated with U.S. Ventures as described in Note (6) above, except to the extent of his pecuniary interest therein. Also includes 10,000 shares that may be acquired pursuant to the exercise of stock options within 60 days of March 31, 2013.

(14)
Consists of: (i) 173,250 shares held by Bruce and Astrid McWilliams 1997 Trust UAD 11/06/97 and (ii) 67,375 shares that may be acquired pursuant to the exercise of stock options within 60 days of March 31, 2013.

(15)
Consists of (i) 190,000 shares held by George M. Scalise and Dorothea Scalise TR Family Trust UA 12/28/88 and (ii) 10,000 shares that may be acquired pursuant to the exercise of stock options within 60 days of March 31, 2013.

(16)
Consists of the shares described in Note (5) above. Mr. Walecka disclaims beneficial ownership of the shares held by the entities affiliated with Redpoint Ventures as described in Note (5) above, except to the extent of his pecuniary interest therein. Also includes 10,000 shares that may be acquired pursuant to the exercise of stock options within 60 days of March 31, 2013.

(17)
Includes 23,542,843 shares held by entities affiliated with certain of our directors and 3,399,192 shares that may be acquired pursuant to the exercise of stock options within 60 days of March 31, 2013.

(18)
Consists of 2,117 shares held by John R. Behnke and 208,645 shares of common stock issuable upon exercise of stock options. Mr. Behnke resigned as Senior Vice President and General Manager of our Semiconductor Group on March 8, 2013.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE
Section 16(a) of the Exchange Act requires our executive officers and directors, and any person or entity who owns more than 10% of a registered class of our common stock or other equity securities, to file with the SEC certain reports of ownership and changes in ownership of our securities. Executive officers, directors and stockholders who hold more than 10% of our outstanding common stock are required by the SEC to furnish us with copies of all required forms filed under Section 16(a). We prepare Section 16(a) forms on behalf of our executive officers and directors based on the information provided by them.
Based solely on review of this information and written representations by our executive officers and directors that no other reports were required, we believe that, during 2012, no reporting person failed to file the forms required by Section 16(a) of the Exchange Act on a timely basis except (i) John R. Behnke, Tony P. Chiang, Peter L. Eidelman, J. Craig Hunter, Sandeep Jaggi and David E. Lazovsky each filed one late Form 4 in connection with the reporting of the receipt of options grants and (ii) David E. Lazovsky filed one late Form 4 in connection with the reporting of certain sales transactions.
***

The board of directors hopes that stockholders will attend the meeting. Whether or not you plan to attend, you are urged to complete, date, sign and return the enclosed proxy in the accompanying envelope. A prompt response will greatly facilitate arrangements for the meeting, and your cooperation will be appreciated.
By Order of the Board of Directors,

/s/ David E. Lazovsky
DAVID E. LAZOVSKY
President and Chief Executive Officer
April 16, 2013

**Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:** The Notice & Proxy Statement, Annual Report on Form 10-K is/are available at www.proxyvote.com .

**INTERMOLECULAR, INC.**
**Annual Meeting of Stockholders**
**May 29, 2013 9:00 AM**
**This proxy is solicited by the Board of Directors**

The stockholder(s) hereby appoint(s) David E. Lazovsky and Peter L. Eidelman, or either of them, as proxies, each with the power to appoint his substitute, and hereby authorizes them to represent and to vote, as designated on the reverse side of this ballot, all of the shares of Common stock of INTERMOLECULAR, INC. that the stockholder(s) is/are entitled to vote at the Annual Meeting of stockholder(s) to be held at 9:00 AM, PDT on May 29, 2013, at the offices of Latham & Watkins LLP, 140 Scott Drive, Menlo Park, CA 94025, and any adjournment or postponement thereof.

**This proxy, when properly executed, will be voted in the manner directed herein. If no such direction is made, this proxy will be voted in accordance with the Board of Directors' recommendations.**

**Continued and to be signed on reverse side**

0000166224_2 R1.0.0.51160

*INTERMOLECULAR, INC.*
*3011 N. FIRST STREET*
*SAN JOSE, CA 95134*

**VOTE BY INTERNET - www.proxyvote.com**
Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

**ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS**
If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years.

**VOTE BY PHONE - 1-800-690-6903**
Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you call and then follow the instructions.

**VOTE BY MAIL**
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

KEEP THIS PORTION FOR YOUR RECORDS

DETACH AND RETURN THIS PORTION ONLY

**THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.**

**The Board of Directors recommends you vote FOR the following:**

| | For All | Withhold All | For All Except |
|---|---|---|---|
| 1. Election of Directors | ☐ | ☐ | ☐ |

To withhold authority to vote for any individual nominee(s), mark "For All Except" and write the number(s) of the nominee(s) on the line below.

______________________________

**Nominees**

01 Irwin Federman    02 David E. Lazovsky

**The Board of Directors recommends you vote FOR the following proposals.**

**NOTE:** Such other business as may properly come before the meeting or any adjournment thereof.

0000166224_1 R1.0.0.51160

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name, by authorized officer.

Signature [PLEASE SIGN WITHIN BOX]  Date

Signature (Joint Owners)  Date